As filed with the Securities and Exchange Commission on December 19, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ETFS SILVER TRUST
Sponsored by ETFS Services LLC
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	6189 (Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

555 California Street
Suite 2900
San Francisco, CA 94104
(415) 404-6332
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

c/o ETFS Services LLC
555 California Street
Suite 2900 San Francisco, CA 94104
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen H. Moriarty, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022	Peter J. Shea, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, NY 10022

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

ETFS Silver Shares	50,000,000	$9.46	$473,000,000	$18,590

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d) under the Securities Act of 1933. The initial Baskets of Shares will be offered at a per Share price equal to the value of one ounce of silver based on the price of an ounce of silver. The price of silver is based upon the London Fix of $9.46 per ounce on December 5, 2008.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion  , 200_

PRELIMINARY PROSPECTUS,

__,000 ETFS Silver Shares

ETFS Silver Trust

The ETFS Silver Trust (Trust) will issue ETFS Silver Shares (Shares) which represent units of fractional undivided beneficial interest in and ownership of the Trust. ETFS Services LLC is the sponsor of the Trust (Sponsor), [] is the trustee of the Trust (Trustee), and [] is the custodian of the Trust (Custodian). The Trust intends to issue additional Shares on a continuous basis.

The Shares may be purchased from the Trust only in one or more blocks of ____,000 Shares (a block of ____,000 Shares is called a Basket). The Trust will issue Shares in Baskets to certain authorized participants (Authorized Participants) on an ongoing basis as described in “Plan of Distribution.” Baskets will be offered continuously at the net asset value (NAV) for ___,000 Shares on the day that an order to create a Basket is accepted by the Trustee.

Prior to this offering, there has been no public market for the Shares. The Shares will trade on [  ] under the symbol “[  ].”

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Sponsor, or the Trustee.

ETFS is a registered service mark of ETF Securities Limited.

The Trust will issue Shares from time to time in Baskets, as described in “Creation and Redemption of Shares.” It is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the price of silver and the trading price of the Shares on the [  ] at the time of each sale.

On ________________, 200_, [  ] also called the Initial Purchaser, subject to conditions, has purchased [] Shares, which comprise the initial Baskets, as described in “Plan of Distribution.” Delivery of the initial Baskets will be made on or about ____, 200_. The Trust received all proceeds from the offering of the initial Baskets in silver in an amount equal to the full initial price for the initial Baskets.

	Per Share/(1)/	Per Basket
Public offering price for the initial Baskets/(2)/	$	$

(1)	The initial Baskets were created at a per Share price equal to the value of one ounce of silver on the date of formation of the ETFS Silver Trust.

(2)	The Initial Purchaser may receive commissions/fees from investors who purchase Shares from the initial Baskets through their commission/fee-based brokerage accounts.

The date of this prospectus is ___, 200_

This prospectus contains information you should consider when making an investment decision about the Shares. You may rely on the information contained in this prospectus. The Trust and the Sponsor have not authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the Shares in any jurisdiction where the offer or sale of the Shares is not permitted.

The Shares are not registered for public sale in any jurisdiction other than the United States.

i

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” with respect to the Trust’s financial conditions, results of operations, plans, objectives, future performance and business. Statements preceded by, followed by or that include words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in commodity prices and market conditions (for silver and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the Sponsor made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to reflect a change in the Sponsor’s expectations or predictions.

GLOSSARY OF DEFINED TERMS

In this prospectus, each of the following quoted terms have the meanings set forth after such term:

“Allocated Bullion Account Agreement”—The agreement between the Trustee and the Custodian which establishes the Trust Allocated Account. The Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement are sometimes referred to together as the “Custody Agreements.”

“ANAV”—Adjusted NAV. See “Description of the Trust Agreement—Valuation of Silver, Definition of Net Asset Value and Adjusted Net Asset Value” for a description of how the ANAV of the Trust is calculated. The ANAV of the Trust is used to calculate the fees of the Trustee and the Sponsor.

“Authorized Participant”—A person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a participant in DTC, (3) has entered into a Participant Agreement with the Trustee and (4) has established an Authorized Participant Unallocated Account with the Custodian. Only Authorized Participants may place orders to create or redeem one or more Baskets.

“Authorized Participant Unallocated Account”—An unallocated silver account established with the Custodian by an Authorized Participant. Each Authorized Participant’s Authorized Participant Unallocated Account will be used to facilitate the transfer of silver deposits and silver redemption distributions between the Authorized Participant and the Trust in connection with the creation and redemption of Baskets.

“Basket”—A block of ___,000 Shares are called “Baskets.”

“Book Entry System”—The Federal Reserve Treasury Book Entry System for United States and federal agency securities.

“CEA”—Commodity Exchange Act of 1936, as amended.

“CFTC”—Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Clearing Agency”—Any clearing agency or similar system other than the Book Entry System or DTC.

“Code”—The United States Internal Revenue Code of 1986, as amended.

“Creation Basket Deposit”—The total deposit required to create a Basket. The deposit will be an amount of silver and cash, if any, that is in the same proportion to the total assets of the Trust (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date an order to purchase one or more Baskets is properly received as the number of Shares comprising the number of Baskets to be created in respect of the deposit bears to the total number of Shares outstanding on the date such order is properly received.

“Custodian” or “[  ]”—[  ], a national banking association and a market maker, clearer and approved weigher under the rules of the LBMA. [  ] is the custodian of the Trust’s silver.

“Custody Agreements”—The Allocated Bullion Account Agreement together with the Unallocated Bullion Account Agreement.

“Custody Rules”—The rules, regulations, practices and customs of the LBMA, the Bank of England or any applicable regulatory body which apply to silver made available in physical form by the Custodian.

“DTC”—The Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the US Federal Reserve System and a clearing agency registered with the SEC. DTC will act as the securities depository for the Shares.

“DTC Participant”—Participants in DTC, such as banks, brokers, dealers and trust companies.

“Evaluation Time”—The time at which the Trustee will evaluate the silver held by the Trust and determine both the NAV and the ANAV of the Trust, which is currently the time of the London Fix on each day when the [  ] is open for regular trading or, if there is no London Fix on such day or the London Fix has not been announced by 12:00 noon New York time on such day, the trustee is authorized to use the most recently announced London Fix unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for evaluation.

“Exchange” or “[  ]”—[  ], the venue where Shares are listed and traded.

“FINRA”—The Financial Industry Regulatory Authority, Inc.

“FSA”—The Financial Services Authority, an independent non-governmental body which exercises statutory regulatory power under the FSM Act and which regulates the major participating members of the LBMA in the United Kingdom.

“FSM Act”—The Financial Services and Markets Act 2000.

“Indirect Participants”—Those banks, brokers, dealers, trust companies and others who maintain, either directly or indirectly, a custodial relationship with a DTC Participant.

“Initial Purchaser”—[  ]

“LBMA”—The London Bullion Market Association. The LBMA is the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of silver. Further, the LBMA coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation. The major participating members of the LBMA are regulated by the FSA in the United Kingdom under the FSM Act.

“Lead Market Maker”—The designated market maker on [] for the Shares.

“London Good Delivery Bar”—A bar of silver meeting the London Good Delivery Standards.

“London Good Delivery Standards”—The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of silver bars as set forth in “The Good Delivery Rules for Silver and Silver Bars” published by the LBMA. The London Good Delivery Standards are described in “Operation of the Silver Bullion Market—The London Bullion Market.”

“London Fix”—means the price for an ounce of silver set by three market making members of the LBMA at approximately 12:00 noon London time, on each working day. See “Operation of the Silver Bullion Market–The London Bullion Market” for a description of the operation of the London PM Fix.

“NAV”—Net asset value. See “Description of the Trust Agreement—Valuation of Silver, Definition of Net Asset Value and Adjusted Net Asset Value” for a description of how the NAV of the Trust and the NAV per Share are calculated.

“OTC”—The global Over-the-Counter market for the trading of silver which consists of transactions in spot, forwards, and options and other derivatives.

“Participant Agreement”—An agreement entered into by each Authorized Participant, the Sponsor and the Trustee which provides the procedures for the creation and redemption of Baskets and for the delivery of the silver and any cash required for such creations and redemptions.

“Participant Unallocated Bullion Account Agreement”—The agreement between an Authorized Participant and the Custodian which establishes the Authorized Participant Unallocated Account.

“Seed Baskets” or “initial Baskets”—The [  ] Baskets issued to the Lead Market Maker in exchange for the deposit into the Trust of [  ] ounces of silver in connection with the formation of the Trust.

“Shareholders”—Owners of beneficial interests in the Shares.

“Shares”—Units of fractional undivided beneficial interest in and ownership of the Trust which are issued by the Trust and named “ETFS Silver Shares”

“Sponsor”—ETFS Services LLC, a Delaware limited liability company.

“tonne”—One metric tonne which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Trust”—The ETFS Silver Trust, an investment trust, formed on ____, 200_ under New York law pursuant to the Trust Agreement.

“Trust Agreement”—The Trust Agreement among the Sponsor, the Trustee, the registered and beneficial owners from time to time of Shares and all persons that deposit silver for creation of Shares under which the Trust is formed and which sets forth the rights and duties of the Sponsor, the Trustee and Custodian.

“Trust Allocated Account”—The allocated silver account of the Trust established with the Custodian by the Allocated Bullion Account Agreement. The Trust Allocated Account will be used to hold the silver deposited with the Trust in allocated form (i.e., as individually identified bars of silver).

“Trustee” or “[  ]”—[  ], a banking corporation organized under the laws of the State of New York with trust powers. [  ] is the trustee of the Trust.

“Trust Unallocated Account”—The unallocated silver account of the Trust established with the Custodian by the Unallocated Bullion Account Agreement. The Trust Unallocated Account will be used to facilitate the transfer of silver deposits and silver redemption distributions between Authorized Participants and the Trust in connection with the creation and redemption of Baskets and the sales of silver made by the Trustee for the Trust.

“Unallocated Bullion Account Agreement”—The agreement between the Trustee and the Custodian which establishes the Trust Unallocated Account. The Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement are sometimes referred to together as the “Custody Agreements.”

“US Shareholder”—A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for US federal income tax purposes; (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for US federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust.

v

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about the Trust and its Shares, it does not contain or summarize all of the information about the Trust and the Shares contained in this prospectus which is material and/or which may be important to you. You should read this entire prospectus, including “Risk Factors” beginning on page 6, before making an investment decision about the Shares.

Trust Structure

The Trust is an investment trust, formed on ____, 200_ under New York law pursuant to the Trust Agreement. The Trust holds silver and is expected from time to time to issue Baskets in exchange for deposits of silver and to distribute silver in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the performance of the price of silver bullion, less the Trust’s expenses. The Sponsor believes that, for many investors, the Shares will represent a cost-effective investment in silver. The material terms of the Trust Agreement are discussed in greater detail under the section “Description of the Trust Agreement”. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and are expected to be traded under the ticker symbol [  ] on the [  ].

The Trust’s Sponsor is ETFS Services LLC. The Sponsor is a Delaware limited liability company and was formed on November 24, 2008 which is wholly-owned by ETF Securities Limited. Under the Delaware Limited Liability Company Act and the governing documents of the Sponsor, ETF Securities Limited, the sole member of the Sponsor, is not responsible for the debts, obligations and liabilities of the Sponsor solely by reason of being the sole member of the Sponsor.

The Sponsor will arrange for the creation of the Trust, the registration of the Shares for their public offering in the United States and the listing of the Shares on the [  ]. The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee’s monthly fee, the Custodian’s fee, exchange listing fees, SEC registration fees, printing and mailing costs, audit fees and up to $100,000 per annum in legal expenses. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

The Trustee is [  ]. The Trustee is generally responsible for the day-to-day administration of the Trust. This includes (1) selling the Trust’s silver as needed to pay the Trust’s expenses (silver sales are expected to occur approximately monthly in the ordinary course), (2) calculating the NAV of the Trust and the NAV per Share, (3) receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Custodian and The Depository Trust Company (DTC) and (4) monitoring the Custodian. The general role, responsibilities and regulation of the Trustee are further described in “The Trustee.”

The Custodian is [  ]. The Custodian is responsible for the safekeeping of the Trust’s silver deposited with it by Authorized Participants in connection with the creation of Baskets. The Custodian also facilitates the transfer of silver in and out of the Trust through silver accounts it will maintain for Authorized Participants and the Trust. The Custodian is a market maker, clearer and approved weigher under the rules of the London Bullion Market Association (LBMA). The general role, responsibilities and regulation of the Custodian are further described in “The Custodian” and “Custody of the Trust’s Silver.”

Detailed descriptions of certain specific rights and duties of the Trustee and the Custodian are set forth in “Description of the Trust Agreement” and “Description of the Custody Agreements.”

Trust Overview

The investment objective of the Trust is for the Shares to reflect the performance of the price of silver bullion, less the expenses of the Trust’s operations. The Shares are designed for investors who want a cost-effective and convenient way to invest in silver. Advantages of investing in the Shares include:

•

Ease and Flexibility of Investment. The Shares will trade on [  ] and will provide institutional and retail investors with indirect access to the silver bullion market. The Shares are expected to be bought and sold on the [  ] like any other exchange-listed securities. The close of the [  ] trading session is 4 PM NY time.

•

Expenses. The Sponsor expects that, for many investors, costs associated with buying and selling the Shares in the secondary market and the payment of the Trust’s ongoing expenses will be lower than the costs associated with buying and selling silver bullion and storing and insuring silver bullion in a traditional allocated silver bullion account.

Investing in the Shares does not insulate the investor from certain risks, including price volatility. See “Risk Factors.”

Principal Offices

The Trust’s office is located at 555 California Street, Suite 2900, San Francisco, California 94104. The Sponsor’s office is located at 555 California Street, Suite 2900, San Francisco, California 94104 and its telephone number is (415) 404-6332. The Trustee has a trust office at [  ]. The Custodian is located at [  ].

THE OFFERING

Offering	The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust.
Use of proceeds

Proceeds received by the Trust from the issuance and sale of Baskets, including the [  ] Baskets (Seed Baskets) issued to [  ], the Lead Market Maker on [  ] in connection with the formation of the Trust and the Shares (as described on the front page of this prospectus), will consist of silver deposits and, possibly from time to time, cash. Pursuant to the Trust Agreement, during the life of the Trust such proceeds will only be (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets or (3) disbursed or sold as needed to pay the Trust’s ongoing expenses.

Exchange symbol	[ ]
CUSIP	[ ]
Creation and redemption

The Trust expects to create and redeem the Shares from time to time, but only in one or more Baskets (a Basket equals a block of ___,000 Shares). The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of silver and any cash represented by the Baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. The initial amount of silver required for deposit with the Trust to create Shares is [  ] ounces per Basket. The number of ounces of silver required to create a Basket or to be delivered upon the redemption of a Basket will gradually decrease over time, due to the accrual of the Trust’s expenses and the sale of the Trust’s silver to pay the Trust’s expenses. See “Business of the Trust—Trust Expenses.” Baskets may be created or redeemed only by Authorized Participants, who will pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors. See “Creation and Redemption of Shares” for more details.

Net Asset Value

The NAV of the Trust is the aggregate value of the Trust’s assets less its liabilities (which include estimated accrued but unpaid fees and expenses). In determining the NAV of the Trust, the Trustee will value the silver held by the Trust on the basis of the price of an ounce of silver as set by the daily fix price of an ounce of silver announced at approximately 12:00 noon London, England time and is performed by the three members of the London silver fix (London Fix). See “Operation of the Silver Bullion Market—The London Bullion Market” for a description of the operation of the London silver price fix. The Trustee will determine the NAV of the Trust on each day the NYSE is open for regular trading, at the earlier of the London Fix for the day or 12:00 noon New York time. If no London Fix is made on a particular evaluation day or if the London Fix has not been announced by 12:00 noon New York time on a particular evaluation day, the next most recent London silver price fix will be used in the determination of the NAV of the Trust, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate to use as basis for such determination. The Trustee will also determine the NAV per Share, which equals the NAV of the Trust, divided by the number of outstanding Shares

Trust expenses

The Trust’s only ordinary recurring expense is expected to be the remuneration due to the Sponsor (Sponsor’s Fee). In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the ordinary administrative and marketing expenses that the Trust is expected to incur. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

Sponsor’s fee

The Sponsor’s Fee will be accrued daily and will be payable monthly in arrears. The Trustee will from time to time sell silver in such quantity as may be necessary to permit payment of the Sponsor’s Fee and of Trust expenses not assumed by the Sponsor. The Trustee is authorized to sell silver at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than silver. Accordingly, the amount of silver to be sold will vary from time to time depending on the level of the Trust’s expenses and the market price of silver. See “Business of the Trust—Trust Expenses.”Each sale of silver by the Trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of US Shareholders.”

Termination events

The Sponsor may, and it is anticipated that the Sponsor will, direct the Trustee to terminate and liquidate the Trust at any time after [  ] from the Trust’s formation when the NAV of the Trust is less than [  ] (as adjusted for inflation). The Sponsor may also direct the Trustee to terminate the Trust if the Commodity Futures Trading Commission (CFTC) determines that the Trust is a commodities pool under the Commodity Exchange Act of 1936, as amended (CEA). The Trustee may also terminate the Trust upon the agreement of the owners of beneficial interests in the Shares (Shareholders) owning at least [] of the outstanding Shares.

	➢	The Trustee will terminate and liquidate the Trust if one of the following events occurs:
	➢	DTC, the securities depository for the Shares, is unwilling or unable to perform its functions under the Trust Agreement and no suitable replacement is available;
	➢	The Shares are de-listed from the [ ] and are not listed for trading on another US national securities exchange within five business days from the date the Shares are de-listed;
	➢	The Sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the Trustee has not appointed a successor and has not itself agreed to act as sponsor;
	➢	The Trustee resigns or is removed and no successor trustee is appointed within 60 days;
	➢	The Custodian resigns and no successor custodian is appointed within 60 days;
	➢	The sale of all of the Trust’s assets;
	➢	The Trust fails to qualify for treatment, or ceases to be treated, for US federal income tax purposes, as a grantor trust; or

	➢	The maximum period for which the trust is allowed to exist under New York law ends.

Upon the termination of the Trust, the Trustee will, within a reasonable time after the termination of the Trust, sell the Trust’s silver and, after paying or making provision for the Trust’s liabilities, distribute the proceeds to the Shareholders. See “Description of the Trust Agreement—Termination of the Trust.”

Authorized Participants

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in DTC, (3) have entered into an agreement with the Trustee and the Sponsor (Participant Agreement) and (4) have established an unallocated silver account with the Custodian (Authorized Participant Unallocated Account). The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of silver and any cash required for such creations or redemptions. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor. See “Creation and Redemption of Shares” for more details.

Clearance and settlement

The Shares will be evidenced by one or more global certificates that the Trustee will issue to DTC. The Shares will be available only in book-entry form. Shareholders may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

Summary of Financial Condition

As of the date of the formation of the Trust on ___, 200_, the NAV of the Trust, which represents the value of the silver deposited into the Trust in exchange for the Seed Baskets, was $___ and the NAV per Share was $___. See “Statement of Financial Condition” elsewhere in this prospectus.

RISK FACTORS

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, including the Trust’s financial statements and the related notes.

The value of the Shares relates directly to the value of the silver held by the Trust and fluctuations in the price of silver could materially adversely affect an investment in the Shares.

The Shares are designed to mirror as closely as possible the performance of the price of silver bullion, and the value of the Shares relates directly to the value of the silver held by the Trust, less the Trust’s liabilities (including estimated accrued but unpaid expenses). The price of silver has fluctuated widely over the past several years. Several factors may affect the price of silver, including:

•

A change in economic conditions, such as a recession, can adversely affect the price of silver. Silver is used in a wide range of industrial applications, and an economic downturn could have a negative impact on its demand and, consequently, its price and the price of the Shares;

•	Investors’ expectations with respect to the rate of inflation;

•	Currency exchange rates;

•	Interest rates;

•	Investment and trading activities of hedge funds and commodity funds; and

•

Global or regional political, economic or financial events and situations. In addition, investors should be aware that there is no assurance that silver will maintain its long-term value in terms of purchasing power in the future. In the event that the price of silver declines, the Sponsor expects the value of an investment in the Shares to decline proportionately.

The Shares may trade at a price which is at, above or below the NAV per Share and any discount or premium in the trading price relative to the NAV per Share may widen as a result of non-concurrent trading hours between the COMEX and the [  ].

The Shares may trade at, above or below the NAV per Share. The NAV per Share will fluctuate with changes in the market value of the Trust’s assets. The trading price of the Shares will fluctuate in accordance with changes in the NAV per Share as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the major silver markets and the [  ]. While the Shares will trade on the [  ] until 4:00 PM New York time, liquidity in the market for silver will be reduced after the close of the major world silver markets, including London, Zurich and the COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on Shares, may widen.

The sale of silver by the Trust to pay expenses will reduce the amount of silver represented by each Share on an ongoing basis irrespective of whether the trading price of the Shares rises or falls in response to changes in the price of silver.

Each outstanding Share will represent a fractional, undivided interest in the silver held by the Trust. As the Trust will not generate any income and as the Trust will regularly sell silver over time to pay for its ongoing expenses, the amount of silver represented by each Share will gradually decline over time. This is true even if additional Shares are issued in exchange for additional deposits of silver into the Trust, as the amount of silver required to create Shares will proportionately reflect the amount of silver represented by the Shares outstanding at the time of creation. Assuming a constant silver price, the trading price of the Shares is expected to gradually decline relative to the price of silver as the amount of silver represented by the Shares gradually declines. The Shares will only maintain their original price if the price of silver increases.

Investors should be aware that the gradual decline in the amount of silver represented by the Shares will occur regardless of whether the trading price of the Shares rises or falls in response to changes in the price of silver. The estimated ordinary operating expenses of the Trust, which accrue daily commencing after the first day of trading of the Shares on the [  ], are described in “Business of the Trust—Trust Expenses” and “Description of the Trust Agreement—Expenses of the Trust.”

The estimated ordinary operating expenses of the Trust, which accrue daily, are described in “Business of the Trust—Trust Expenses” and “Description of the Trust Agreement—Expenses of the Trust.” For details on the calculation of the ANAV of the Trust, see “Description of the Trust Agreement—Valuation of Silver, Definition of Net Asset Value and Adjusted Net Asset Value.”

The sale of the Trust’s silver to pay expenses at a time of low silver prices could adversely affect the value of the Shares.

The Trustee will sell silver held by the Trust to pay Trust expenses on an as-needed basis irrespective of then-current silver prices. The Trust is not actively managed and no attempt will be made to buy or sell silver to protect against or to take advantage of fluctuations in the price of silver. Consequently, the Trust’s silver may be sold at a time when the silver price is low, resulting in a negative effect on the value of the Shares.

Purchasing activity in the silver market associated with the purchase of Baskets from the Trust may cause a temporary increase in the price of silver. This increase may adversely affect an investment in the Shares.

Purchasing activity associated with acquiring the silver required for deposit into the Trust in connection with the creation of Baskets may temporarily increase the market price of silver, which will result in higher prices for the Shares. Temporary increases in the market price of silver may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from an increase in the market price of silver that may result from increased purchasing activity of silver connected with the issuance of Baskets. Consequently, the market price of silver may decline immediately after Baskets are created. If the price of silver declines, the trading price of the Shares will also decline.

As the Sponsor and its management have no history of operating an investment vehicle like the Trust, their experience may be inadequate or unsuitable to manage the Trust.

The Sponsor was expressly formed to be the Sponsor of the Trust and has no history of past performance. The past performances of the Sponsor’s management in other positions are no indication of their ability to manage an investment vehicle such as the Trust. If the experience of the Sponsor and its management is not adequate or suitable to manage an investment vehicle such as the Trust, the operations of the Trust may be adversely affected.

The Shares and their value could decrease if unanticipated operational or trading problems arise.

There may be unanticipated problems or issues with respect to the mechanics of the Trust’s operations and the trading of the Shares that could have a material adverse effect on an investment in the Shares. In addition, although the Trust is not actively “managed” by traditional methods, to the extent that unanticipated operational or trading problems or issues arise, the Sponsor’s past experience and qualifications may not be suitable for solving these problems or issues.

If the process of creation and redemption of Baskets of Shares encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the Shares closely linked to the price of silver may not exist and, as a result, the price of the Shares may fall.

If the processes of creation and redemption of shares (which depend on timely transfers of silver to and by the custodian) encounter any unanticipated difficulties, potential market participants who would otherwise be willing to purchase or redeem Baskets of Shares to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying silver may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of Shares may decline and the price of the Shares may fluctuate independently of the price of silver and may fall.

The liquidity of the Shares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one or more Authorized Participants which have substantial interests in Shares withdraw from participation, the liquidity of the Shares will likely decrease which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936.

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Consequently, Shareholders will not have the regulatory protections provided to investors in investment companies. The Trust will not hold or trade in commodity futures contracts regulated by the CEA, as administered by the CFTC. Furthermore, the Trust is not a commodity pool for purposes of the CEA, and none of the Sponsor, the Trustee is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the Shares. Consequently, Shareholders will not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The Trust may be required to terminate and liquidate at a time that is disadvantageous to Shareholders.

If the Trust is required to terminate and liquidate, such termination and liquidation could occur at a time which is disadvantageous to Shareholders, such as when silver prices are lower than the silver prices at the time when Shareholders purchased their Shares. In such a case, when the Trust’s silver is sold as part of the Trust’s liquidation, the resulting proceeds distributed to Shareholders will be less than if silver prices were higher at the time of sale. See “Description of the Trust Agreement—Termination of the Trust” for more information about the termination of the Trust, including when the termination of the Trust may be triggered by events outside the direct control of the Sponsor, the Trustee or the Shareholders.

The lack of a market for the Shares may limit the ability of Shareholders to sell the Shares.

Prior to the date of this prospectus, there has been no market for the Shares, and there can be no assurance that an active public market for the Shares will develop. If an active public market for the Shares does not exist or continue, the market prices and liquidity of the Shares may be adversely affected.

Shareholders will not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of shares of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and will not receive dividends). See “Description of the Shares” for a description of the limited rights of holders of Shares.

An investment in the Shares may be adversely affected by competition from other methods of investing in silver.

The Trust will compete with other financial vehicles, including traditional debt and equity securities issued by companies in the silver industry and other securities backed by or linked to silver, direct investments in silver and investment vehicles similar to the Trust. Market and financial conditions, and other conditions beyond the Sponsor’s control, may make it more attractive to invest in other financial vehicles or to invest in silver directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

Crises may motivate large-scale sales of silver which could decrease the price of silver and adversely affect an investment in the Shares.

The possibility of large-scale distress sales of silver in times of crisis may have a short-term negative impact on the price of silver and adversely affect an investment in the Shares. For example, the 2008 financial credit crisis resulted in significant depressed prices of silver largely due to a slowdown in demand in silver for industrial use and forced sales and deleveraging from institutional investors. Crises in the future may impair silver’s price performance which would, in turn, adversely affect an investment in the Shares.

Several factors may have the effect of causing a decline in the prices of silver and a corresponding decline in the price of Shares. Among them:

Large sales by the official sector. A significant portion of the aggregate world silver holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world silver prices, the price of the Shares will be adversely affected.

A significant increase in silver hedging activity by silver producers. Should there be an increase in the level of hedge activity of silver producing companies, it could cause a decline in world silver prices, adversely affecting the price of the Shares.

A significant change in the attitude of speculators and investors towards silver. Should the speculative community take a negative view towards silver, it could cause a decline in world silver prices, negatively impacting the price of the Shares.

A widening of interest rate differentials between the cost of money and the cost of silver could negatively affect the price of silver which, in turn, could negatively affect the price of the Shares.

A combination of rising money interest rates and a continuation of the current low cost of borrowing silver could improve the economics of selling silver forward. This could result in an increase in hedging by silver mining companies and short selling by speculative interests, which would negatively affect the price of silver. Under such circumstances, the price of the Shares would be similarly affected.

The Trust’s silver may be subject to loss, damage, theft or restriction on access.

There is a risk that part or all of the Trust’s silver could be lost, damaged or stolen. Access to the Trust’s silver could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). Any of these events may adversely affect the operations of the Trust and, consequently, an investment in the Shares.

The Trust may not have adequate sources of recovery if its silver is lost, damaged, stolen or destroyed and recovery may be limited, even in the event of fraud, to the market value of the silver at the time the fraud is discovered.

Shareholders’ recourse against the Trust, the Trustee and the Sponsor, under New York law, the Custodian, under English law, and any subcustodians under the law governing their custody operations is limited. The Trust will not insure its silver. The Custodian will maintain insurance with regard to its business on such terms and conditions as it considers appropriate in connection with its custodial obligations and will be responsible for all costs, fees and expenses arising from the insurance policy or policies. The Trust will not be a beneficiary of any such insurance and does not have the ability to dictate the existence, nature or amount of coverage. Therefore, Shareholders cannot be assured that the Custodian will maintain adequate insurance or any insurance with respect to the silver held by the Custodian on behalf of the Trust. In addition, the Custodian and the

Trustee will not require any direct or indirect subcustodians to be insured or bonded with respect to their custodial activities or in respect of the silver held by them on behalf of the Trust. Consequently, a loss may be suffered with respect to the Trust’s silver which is not covered by insurance and for which no person is liable in damages.

The liability of the Custodian is limited under the Custody Agreements. Under the agreements between the Trustee and the Custodian which establish the Trust’s unallocated silver account (Unallocated Bullion Account Agreement) and the Trust’s allocated silver account (Allocated Bullion Account Agreement), the Custodian is only liable for losses that are the direct result of its own negligence, fraud or willful default in the performance of its duties. Any such liability is further limited, in the case of the Allocated Bullion Account Agreement, to the market value of the silver held in the Trust Allocated Account at the time such negligence, fraud or willful default is discovered by the Custodian and, in the case of the Unallocated Bullion Account Agreement, to the amount of silver credited to the Trust Unallocated Account at the time such negligence, fraud or willful default is discovered by the Custodian. Under each Participant Unallocated Bullion Account Agreement (between the Custodian and an Authorized Participant), the Custodian is not contractually or otherwise liable for any losses suffered by any Authorized Participant or Shareholder that are not the direct result of its own gross negligence, fraud or willful default in the performance of its duties under such agreement, and in no event will its liability exceed the market value of the balance in its Authorized Participant Unallocated Account at the time such gross negligence, fraud or willful default is discovered by the Custodian. In addition, the Custodian will not be liable for any delay in performance or any non-performance of any of its obligations under the Allocated Bullion Account Agreement, the Unallocated Bullion Account Agreement or the Participant Unallocated Bullion Account Agreement by reason of any cause beyond its reasonable control, including acts of God, war or terrorism. As a result, the recourse of the Trustee or the investor, under English law, is limited. Furthermore, under English common law, the Custodian or any subcustodian will not be liable for any delay in the performance or any non- performance of its custodial obligations by reason of any cause beyond its reasonable control.

Under the Allocated Bullion Account Agreement, except for an obligation on the part of the Custodian to use commercially reasonable efforts to obtain delivery of the Trust’s silver from any subcustodians appointed by the Custodian, the Custodian is not liable for the acts or omissions of its subcustodians unless the selection of such subcustodians was made negligently or in bad faith. There are expected to be no written contractual arrangements between subcustodians that temporarily hold the Trust’s silver and the Trustee or the Custodian, because traditionally such arrangements are based on the LBMA’s rules and on the customs and practices of the London bullion market. In the event of a legal dispute with respect to or arising from such arrangements, it may be difficult to define such customs and practices. The LBMA’s rules may be subject to change outside the control of the Trust. Under English law, neither the Trustee, nor the Custodian would have a supportable breach of contract claim against a subcustodian for losses relating to the safekeeping of silver. If the Trust’s silver is lost or damaged while in the custody of a subcustodian, the Trust may not be able to recover damages from the Custodian or the subcustodian. Whether a subcustodian will be liable for the failure of subcustodians appointed by it to exercise due care in the safekeeping of the Trust’s silver will depend on the facts and circumstances of the particular situation. Shareholders cannot be assured that the Trustee will be able to recover damages from subcustodians whether appointed by the Custodian or by another subcustodian for any losses relating to the safekeeping of silver by such subcustodian.

The obligations of the Custodian under the Allocated Bullion Account Agreement, the Unallocated Bullion Account Agreement and the Participant Unallocated Bullion Account Agreement are governed by English law. The Custodian may enter into arrangements with English subcustodians, which arrangements may also be governed by English law. The Trust is a New York investment trust. Any United States, New York or other court situated in the United States may have difficulty interpreting English law (which, insofar as it relates to custody arrangements, is largely derived from court rulings rather than statute), LBMA rules or the customs and practices in the London custody market. It may be difficult or impossible for the Trust to sue a subcustodian in a United States, New York or other court situated in the United States. In addition, it may be difficult, time consuming and/or expensive for the Trust to enforce in a foreign court a judgment rendered by a United States, New York or other court situated in the United States.

If the Trust’s silver is lost, damaged, stolen or destroyed under circumstances rendering a party liable to the Trust, the responsible party may not have the financial resources sufficient to satisfy the Trust’s claim. For example, as to a particular event of loss, the only source of recovery for the Trust might be limited to the Custodian or one or more subcustodians or, to the extent identifiable, other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources (including liability insurance coverage) to satisfy a valid claim of the Trust.

Neither the Shareholders nor any Authorized Participant will have a right under the Custody Agreements to assert a claim of the Trustee against the Custodian or any subcustodian; claims under the Custody Agreements may only be asserted by the Trustee on behalf of the Trust.

Silver bullion allocated to the Trust in connection with the creation of a Basket may not meet the London Good Delivery Standards and, if a Basket is issued against such silver, the Trust may suffer a loss.

Neither the Trustee nor the Custodian independently confirms the fineness of the silver allocated to the Trust in connection with the creation of a Basket. The silver bullion allocated to the Trust by the Custodian may be different from the reported fineness or weight required by the LBMA’s standards for silver bars delivered in settlement of a silver trade (London Good Delivery Standards), the standards required by the Trust. If the Trustee nevertheless issues a Basket against such silver, and if the Custodian fails to satisfy its obligation to credit the Trust the amount of any deficiency, the Trust may suffer a loss. The London Good Delivery Standards are described in “Operation of the Silver Bullion Market—The London Bullion Market.” The Custodian’s responsibility for the allocation to the Trust of silver meeting LBMA standards is described in “Description of the Custody Agreements—Transfers from the Trust Unallocated Account.”

Because neither the Trustee nor the Custodian oversees or monitors the activities of subcustodians who may hold the Trust’s silver, failure by the subcustodians to exercise due care in the safekeeping of the Trust’s silver could result in a loss to the Trust.

Under the Allocated Bullion Account Agreement described in “Description of the Custody Agreements,” the Custodian may appoint from time to time one or more subcustodians to temporarily hold the Trust’s silver on a temporary basis pending delivery to the Custodian. The subcustodians which the Custodian currently uses are the Bank of England and LBMA market-making members that provide bullion vaulting and clearing services to third parties. The Custodian is required under the Allocated Bullion Account Agreement to use reasonable care in appointing its subcustodians but otherwise has no other responsibility in relation to the subcustodians appointed by it. These subcustodians may in turn appoint further subcustodians, but the Custodian is not responsible for the appointment of these further subcustodians. The Custodian does not undertake to monitor the performance by subcustodians of their custody functions or their selection of further subcustodians. The Trustee does not undertake to monitor the performance of any subcustodian. Furthermore, the Trustee may have no right to visit the premises of any subcustodian for the purposes of examining the Trust’s silver or any records maintained by the subcustodian, and no subcustodian will be obligated to cooperate in any review the Trustee may wish to conduct of the facilities, procedures, records or creditworthiness of such subcustodian. In addition, the ability of the Trustee to monitor the performance of the Custodian may be limited because under the Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement (together, the Custody Agreements) the Trustee has only limited rights to visit the premises of the Custodian for the purpose of examining the Trust’s silver and certain related records maintained by the Custodian. See “Custody of the Trust’s Silver” for more information about subcustodians that may hold the Trust’s silver.

The ability of the Trustee and the Custodian to take legal action against subcustodians may be limited, which increases the possibility that the Trust may suffer a loss if a subcustodian does not use due care in the safekeeping of the Trust’s silver.

If any subcustodian does not exercise due care in the safekeeping of the Trust’s silver, the ability of the Trustee or the Custodian to recover damages against such subcustodian may be limited to only such recourse, if any, as may be available under applicable English law or, if the subcustodian is not located in England, under other applicable law. This is because there are expected to be no written contractual arrangements between subcustodians who may hold the Trust’s silver and the Trustee or the Custodian, as the case may be. If the Trustee’s or the Custodian’s recourse against the subcustodian is so limited, the Trust may not be adequately compensated for the loss. For more information on the Trustee’s and the Custodian’s ability to seek recovery against subcustodians and the subcustodian’s duty to safekeep the Trust’s silver, see “Custody of the Trust’s Silver.”

Silver held in the Trust’s unallocated silver account and any Authorized Participant’s unallocated silver account will not be segregated from the Custodian’s assets. If the Custodian becomes insolvent, its assets may not be adequate to satisfy a claim by the Trust or any Authorized Participant. In addition, in the event of the Custodian’s insolvency, there may be a delay and costs incurred in identifying the bullion held in the Trust’s allocated silver account.

Silver which is part of a deposit for a purchase order or part of a redemption distribution will be held for a time in the Trust’s unallocated silver account (Trust Unallocated Account) and, previously or subsequently in, the Authorized Participant Unallocated Account of the purchasing or redeeming Authorized Participant. During those times, the Trust and the Authorized Participant, as the case may be, will have no proprietary rights to any specific bars of silver held by the Custodian and will each be an unsecured creditor of the Custodian with respect to the amount of silver held in such unallocated accounts. In addition, if the Custodian fails to allocate the Trust’s silver in a timely manner, in the proper amounts or otherwise in accordance with the terms of the Unallocated Bullion Account Agreement, or if a subcustodian fails to so segregate silver held by it on behalf of the Trust, unallocated silver will not be segregated from the Custodian’s assets, and the Trust will be an unsecured creditor of the Custodian with respect to the amount so held in the event of the insolvency of the Custodian. In the event the Custodian becomes insolvent, the Custodian’s assets might not be adequate to satisfy a claim by the Trust or the Authorized Participant for the amount of silver held in their respective unallocated silver accounts.

In the case of the insolvency of the Custodian, a liquidator may seek to freeze access to the silver held in all of the accounts held by the Custodian, including the Trust’s allocated account (Trust Allocated Account). Although the Trust would be able to claim ownership of properly allocated silver, the Trust could incur expenses in connection with asserting such claims, and the assertion of such a claim by the liquidator could delay creations and redemptions of Baskets.

In issuing Baskets, the Trustee will rely on certain information received from the Custodian which is subject to confirmation after the Trustee has relied on the information. If such information turns out to be incorrect, Baskets may be issued in exchange for an amount of silver which is more or less than the amount of silver which is required to be deposited with the Trust.

The Custodian’s definitive records are prepared after the close of its business day. However, when issuing Baskets, the Trustee will rely on information reporting the amount of silver credited to the Trust’s accounts which it receives from the Custodian during the business day and which is subject to correction during the preparation of the Custodian’s definitive records after the close of business. If the information relied upon by the Trustee is incorrect, the amount of silver actually received by the Trust may be more or less than the amount required to be deposited for the issuance of Baskets.

The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor under the Trust Agreement.

Under the Trust Agreement, the Sponsor has a right to be indemnified from the trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. That means the Sponsor may require the assets of the Trust to be sold in order to cover losses or liability suffered by the Sponsor. Any sale of that kind would reduce the net asset value of the Trust and the value of the Shares.

USE OF PROCEEDS

Proceeds received by the Trust from the issuance and sale of Baskets, including the Seed Baskets and the Shares (which are described on the front page of this prospectus), will consist of silver deposits and, possibly from time to time, cash. Pursuant to the Trust Agreement, during the life of the Trust such proceeds will only be (1) held by the Trust, (2) distributed to Authorized Participants in connection with the redemption of Baskets or (3) disbursed or sold as needed to pay the Trust’s ongoing expenses.

OVERVIEW OF THE SILVER INDUSTRY

Introduction

This section provides a brief introduction to the silver industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the “official” sector (i.e., central banks) in the market.

Market Participants

The participants in the world silver market may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector, and the manufacturing sector. A brief description of each follows.

Mining and Producer Sector

This group includes mining companies that specialize in silver and silver production, mining companies that produce silver as a by-product of other production (such as a copper or gold producer), scrap merchants and recyclers.

Banking Sector

Bullion banks provide a variety of services to the silver market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical silver purchases and sales, hedging and risk management, inventory management for industrial users and consumers and silver leasing.

The Official Sector

Unlike gold, there are no official statistics published by the International Monetary Fund, Bank of International Settlements, or national banks on silver holdings by national governments. The main reason for this is that silver is generally not recognized as a reserve asset. Consequently, there are very limited silver stocks held by governments. According to GFMS Limited in World Silver Survey 2008, at the end of 2007, government held silver bullion stocks total 95.7 million ounces.

The Investment Sector

This sector includes the investment and trading activities of both professional & private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges, and retail-level coin collectors.

The Manufacturing Sector

The fabrication and manufacturing sector represents all the commercial and industrial users of silver. Industrial applications comprise the largest use of silver. The jewelry and silverware sector is the second largest, followed by the photographic industry (although the latter has been declining over the past several years as a result of the spread of digital photography).

World Silver Supply and Demand 1998–2007 (million ounces)

The following table sets forth a summary of the world silver supply and demand for the last 10 years and is based on information reported in the World Silver Survey 2008, the Silver Institute and GFMS Limited.

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Supply
Mine production	542.2	556.9	591.0	606.2	593.6	600.6	621.1	643.8	647.4	670.6
Net Government Sales	33.5	97.2	60.3	62.6	60.3	88.4	60.2	67.5	78.2	42.3
Old silver scrap	193.9	181.6	180.7	182.7	187.5	184.0	183.7	186.0	188.0	181.6
Net producer hedging	6.5	0.0	0.0	18.9	0.0	0.0	9.6	27.6	0.0	0.0
Implied Net Disinvestment	48.2	44.8	87.2	0.0	10.8	0.0	0.0	0.0	0.0	0.0

Total Supply	824.3	880.4	919.1	870.4	852.2	872.9	874.6	925.0	913.7	894.5

Demand
Fabrication
Industrial Application	316.3	339.0	374.3	335.2	339.2	349.8	367.3	405.3	424.8	455.3
Photography	225.4	227.9	218.3	213.1	204.3	192.9	178.8	160.3	144.0	128.3
Jewelry & Silverware	254.8	268.4	267.0	280.4	252.4	263.1	242.2	241.6	227.5	222.2
Coins & Medals	27.8	29.1	32.1	30.5	31.6	35.7	42.4	40.0	39.8	37.8

Total Fabrication	824.3	864.4	891.7	859.2	827.4	841.5	830.7	847.4	836.0	843.7
Net Government Purchases	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Producer De-hedging	0.0	16.0	27.4	0.0	24.8	20.9	0.0	0.0	6.8	25.0
Implied Net Investment	0.0	0.0	0.0	11.2	0.0	10.5	44.0	77.6	70.8	25.8

Total Demand	824.3	880.4	919.1	870.4	852.2	872.9	874.6	925.0	913.7	894.5

The following are some of the main characteristics of the silver market illustrated by the table:

Silver supply over the period shown, including mine production, net government sales, old silver scrap, producer hedging and implied net disinvestment averaged 882.7 million ounces (Moz) per year. Mine production averages 69 percent of total silver supply between 1998-2007.

During the period shown, old silver scrap was the second largest contributor to supply, averaging approximately 185.0 Moz per year, which averages 21 percent over the 10 year period 1998-2007.

In 2007, producer de-hedging rose by 18.2 Moz.

Net government sales were 42.3 Moz in 2007, and of total supply, accounted for 5 percent last year.

The biggest source of demand for silver is in industrial applications. For the sixth consecutive year, industrial applications grew to reach a record 455.3 Moz in 2007. Silver is among the best electrical and thermal conductor of all metals and is therefore used in many electrical applications, particularly in a conductor, switches, contacts, and fuses. Silver is also used in the manufacture of batteries, featuring silver alloys as the cathode. Silver, a well-known bactericide, is used in a number of applications, including water purification systems, air-handling systems, and in a wide-range of textile and plastic consumer products. Silver is also used to join metals through brazing and soldering. In the last ten years, industrial applications averaged 370.7 Moz per year.

Silver is also used in the manufacturing of jewelry and silverware. This application for silver consumed an average of 252.0 Moz per year over the period shown.

Silver’s role in photography has been a regular component of silver demand, although photographic use has decreased each year since 1999. Silver use in photography averaged 189.3 Moz per year over the period shown. Silver is also used in the fabrication of coins and medals. Silver was once widely used in coinage, and many nations were on a silver standard until the 19th century. Today silver is in limited use for circulating coinage, and is used in bullion coins issued by national governments for use by investors wishing to own physical silver in small quantities and in commemorative coins. Silver’s use in coinage has averaged over 34.7 Moz per year from 1998-2007.

Historical Chart of the Price of Silver

The price of silver is volatile and fluctuations are expected to have a direct impact on the value of the Shares. However, movements in the price of silver in the past are not a reliable indicator of future movements. Movements may be influenced by various factors, including announcements from central banks regarding a country’s reserve silver holdings, agreements among central banks, political uncertainties around the world, and economic concerns. The following chart illustrates the movements in the price of an ounce of silver in dollars from January 1998 through October 2008:

Source: The Silver Institute

Since 2002, the price of silver increased due to a number of factors. Among such factors are the decline in the US dollar against other currencies, the poor performance of US and other major equities markets, a surge in investment demand in commodities as an asset class generally, strength in fabrication demand, and the low level of forward selling by mining companies. In 2006, the silver price experienced a 58 percent increase over the average 2005 price of $7.31 per ounce. The average price in 2006 was $11.55 per ounce. While prices gyrated around the $14 level (though as much as $16 and as low as $11) throughout much of 2007, the first six months of 2008 have seen positive price movements from around $15 per ounce at the beginning of January 2008 to a high of $20.92 in mid-March, before settling around $18 at the end of June. While a number of factors are in play, the current concerns over inflation acceleration and a weakening US dollar are cited as largely behind this recent situation.

Operation of the Silver Bullion Market

The global trade in silver consists of Over-the-Counter (OTC) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

Global Over-The-Counter Market

The OTC silver market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global, nearly 24-hour per day market, its main centers are London (the biggest venue), New York and Zurich.

Market makers, as well as others in the OTC market, trade with each other and with their clients on a principal-to-principal basis. All risks and issues of credit are between the parties directly involved in the transaction. Market makers include the market-making members of the LBMA, the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market. The eleven market-making members of the LBMA are: Barclays Bank plc, Deutsche Bank AG, HSBC Bank USA, N.A. (through its London branch), Goldman Sachs International, JPMorgan Chase Bank, ScotiaMocatta (a division of the Bank of Nova Scotia), Société Générale, Mitsui & Co Precious Metals Inc, Bear Stearns Forex Inc., Royal Bank of Canada, and UBS AG. The OTC market provides a relatively flexible market in terms of quotes, price, size, destinations for delivery and other factors. Bullion dealers customize transactions to meet clients’ requirements. The OTC market has no formal structure and no open-outcry meeting place.

The main centers of the OTC market are London, New York and Zurich. Mining companies, central banks, manufacturers of jewelry and industrial products, together with investors and speculators, tend to transact their business through one of these market centers. Centers such as Dubai and several cities in the Far East also transact substantial OTC market business, typically involving jewelry and small bars (1 kilogram or less). Bullion dealers have offices around the world and most of the world’s major bullion dealers are either members or associate members of the LBMA. Of the eleven market- making members of the LBMA, six offer clearing services. There are a further 59 full members, plus a number of associate members around the world. These numbers may change from time to time as new members are added and existing members drop out.

Unlike a futures exchange, where trading is based around standard contract units, settlement dates and delivery specifications, the OTC market allows flexibility. It also provides confidentiality, as transactions are conducted solely between the two principals involved.

The London Bullion Market

Although the market for physical silver is distributed globally, most OTC market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of silver. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

The term “loco London” silver refers to silver physically held in London that meets the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of a LBMA acceptable refiner) and appearance set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA. Silver bars meeting these requirements are described in this prospectus from time to time as “London Good Delivery Bars.” The unit of trade in London is the troy ounce, whose conversion between grams is: 1,000 grams = 32.1507465 troy ounces and 1 troy ounce = 31.1034768 grams. A London Good Delivery Bar is acceptable for delivery in settlement of a transaction on the OTC market. A London Good Delivery must contain between 750 ounces and 1100 ounces of silver with a minimum fineness (or purity) of 999.0 parts per 1000. A London Good Delivery Bar must also bear the stamp of one of the refiners who are on the LBMA-approved list. Unless otherwise specified, the silver spot price always refers to that of a

London Good Delivery Bar. Business is generally conducted over the phone and through electronic dealing systems.

Once daily during London trading hours there is a fix which provides reference silver prices for that day’s trading. Many long-term contracts will be priced on the basis of the London Fix, and market participants will usually refer to this price when looking for a basis for valuations. The London Fix is the most widely used benchmark for daily silver prices and is quoted by various financial information sources.

Three Market Making members of the LBMA conduct the Silver Fixing meeting under the chairmanship of The Bank of Nova Scotia—ScotiaMocatta by telephone at 12:00 noon London time each working day. The other two members of the Silver Fixing are Deutsche Bank AG and HSBC Bank USA, NA.

Orders are placed either with one of the three fixing members or with another bullion dealer who will then be in contact with a fixing member during the fixing. The fixing members net-off all orders when communicating their net interest at the fixing. The fix begins with the fixing chairman suggesting a “trying price,” reflecting the market price prevailing at the opening of the fix. This is relayed by the fixing members to their dealing rooms which have direct communication with all interested parties. Any market participant may enter the fixing process at any time, or adjust or withdraw his order. The silver price is adjusted up or down until all the buy and sell orders are matched, at which time the price is declared fixed. All fixing orders are transacted on the basis of this fixed price, which is instantly relayed to the market through various media. The London Fix is widely viewed as a full and fair representation of all market interest at the time of the fix.

Futures Exchanges

The most significant silver futures exchanges are the COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and the Tokyo Commodity Exchange (TOCOM).

Future exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. Future contracts are defined by the exchange for each commodity. For each commodity traded, this contract specifies the precise quality and quantity standards. The contract’s terms and conditions also define the location and timing of physical delivery.

An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, silver futures trade almost 24 hours a day, five business days a week.

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels: internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to insure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to insure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to insure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement.

Market Regulation

The global silver markets are overseen and regulated by both governmental and self-regulatory organizations. In addition, certain trade associations have established rules and protocols for market practices and participants. In the United Kingdom, responsibility for the regulation of the financial market participants, including the major participating members of the LBMA, falls under the authority of the Financial Services Authority (FSA) as provided by the Financial Services and Markets Act 2000 (FSM Act). Under this act, all UK-based banks, together with other investment firms, are subject to a range of requirements, including fitness and properness, capital adequacy, liquidity, and systems and controls.

The FSA is responsible for regulating investment products, including derivatives, and those who deal in investment products. Regulation of spot, commercial forwards, and deposits of gold and silver not covered by the FSM Act is provided for by The London Code of Conduct for Non-Investment Products, which was established by market participants in conjunction with the Bank of England.

The TOCOM has authority to perform financial and operational surveillance on its members’ trading activities, scrutinize positions held by members and large-scale customers, and monitor the price movements of futures markets by comparing them with cash and other derivative markets’ prices. To act as a Futures Commission Merchant Broker, a broker must obtain a license from Japan’s Ministry of Economy, Trade and Industry (METI), the regulatory authority that oversees the operations of the TOCOM.

Not A Regulated Commodity Pool

The Trust will not trade in silver futures contracts on COMEX or on any other futures exchange. The Trust will take delivery of physical silver that complies with the LBMA silver delivery rules. Because the Trust will not trade in silver futures contracts on any futures exchange, the Trust with not be regulated by the CFTC under the Commodity Exchange Act as a “commodity pool,” and will not be operated by a CFTC-regulated commodity pool operator. Investors in the Trust will not receive the regulatory protections afforded to investors in regulated commodity pools, nor may COMEX or any futures exchange enforce its rules with respect to the Trust’s activities. In addition, investors in the Trust will not benefit from the protections afforded to investors in silver futures contracts on regulated futures exchanges.

BUSINESS OF THE TRUST

The activities of the Trust will be limited to (1) issuing Baskets of Shares in exchange for the silver deposited with the Custodian as consideration, (2) selling silver as necessary to cover the Sponsor’s Fee, Trust expenses not assumed by the Sponsor and other liabilities and (3) delivering silver in exchange for Baskets of Shares surrendered for redemption. The Trust will not be actively managed. It will not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of silver.

Trust Objective

The investment objective of the Trust is for the Shares to reflect the performance of the price of silver bullion, less the Trust’s expenses. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver. An investment in physical silver requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Although the Shares will not be the exact equivalent of an investment in silver, they provide investors with an alternative that allows a level of participation in the silver market through the securities market.

Strategy Behind the Shares

The Shares are intended to offer investors an opportunity to participate in the silver market through an investment in securities. The logistics of storing and insuring silver are dealt with by the Custodian and the related expenses are built into the price of the Shares. Therefore, the investor does not have any additional tasks or costs over and above those associated with dealing in any other publicly traded security.

The Shares are intended to provide institutional and retail investors with a simple and cost-efficient means of gaining investment benefits similar to those of holding silver bullion. The Shares offer an investment that is:

•

Easily Accessible and Relatively Cost Efficient. Investors can access the silver market through a traditional brokerage account. The Sponsor believes that investors will be able to more effectively implement strategic and tactical asset allocation strategies that use silver by using the Shares instead of using the traditional means of purchasing, trading and holding silver and for many investors, transaction costs related to the Shares will be lower than those associated with the purchase, storage and insurance of physical silver.

•

Exchange Traded and Transparent. The Shares will trade on the [  ], providing investors with an efficient means to implement various investment strategies. Upon effectiveness of the registration statement of which this prospectus is a part, the Shares will be eligible for margin accounts and will be backed by the assets of the Trust and the Trust will not hold or employ any derivative securities. Furthermore, the value of the Trust’s holdings will be reported on the Trust’s website daily.

Secondary Market Trading

While the Trust’s investment objective is for the Shares to reflect the performance of silver bullion, less the expenses of the Trust, the Shares may trade in the secondary market on [  ] at prices that are lower or higher relative to their NAV per Share. The amount of the discount or premium in the trading price relative to the NAV per Share may be influenced by non-concurrent trading hours between the COMEX division of the New York Mercantile Exchange and the [  ]. While the Shares will trade on the [  ] until 4:00 PM New York time, liquidity in the global silver market will be reduced after the close of the COMEX division of the New York Mercantile Exchange at 1:30 PM New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the Shares may widen.

Trust Expenses

The Trust’s only ordinary recurring expense is expected to be equal to the Sponsor’s Fee. In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee’s monthly fee, the Custodian’s fee, Exchange listing fees, SEC registration fees, printing and mailing costs, audit fees and up to $100,000 per annum in legal expenses. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

The Sponsor’s Fee will accrue daily at an annualized rate equal to [  ] of the adjusted net asset value of the Trust and will be payable monthly in arrears. The Trustee will, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times, as may be necessary to permit payment of the Sponsor’s Fee and of Trust expenses not assumed by the Sponsor. The Trustee is authorized to sell silver at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than silver. Accordingly, the amount of silver to be sold will vary from time to time depending on the level of the Trust’s expenses and the market price of silver. The Custodian has agreed to purchase from the Trust, at the request of the Trustee, silver needed to cover Trust expenses at a price at least equal to the price used by the Trustee to determine the value of the silver held by the Trust on the date of the sale.

Cash held by the Trustee pending payment of the Trust’s expenses will not bear any interest. Each sale of silver by the Trust will be a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of US Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The Trust will sell silver to raise the funds needed for the payment of the Sponsor’s Fee and all Trust expenses not assumed by the Sponsor. The purchase price received as consideration for such sales will be the Trust’s sole source of funds to cover its liabilities. The Trust will not engage in any activity designed to derive a profit from changes in the price of silver. Silver not needed to redeem Baskets of Shares, or to cover the Sponsor’s Fee and Trust expenses not assumed by the Trustee, will be held in physical form by the Custodian (except for residual amounts not exceeding 1100 ounces of silver, the maximum weight to make one Good Delivery Bar, which will be held in unallocated form by the Custodian on behalf of the Trust). As a result of the recurring sales of silver necessary to pay the Sponsor’s Fee and the Trust expenses not assumed by the Sponsor, the net asset value of the Trust and, correspondingly, the fractional amount of physical silver represented by each Share will decrease over the life of the Trust. New deposits of silver, received in exchange for additional new Baskets issued by the Trust, will not reverse this trend.

Hypothetical Expense Example

The following table, prepared by the Sponsor, illustrates the anticipated impact of the sales of silver discussed above on the fractional amount of silver represented by each outstanding Share for three years. It assumes that the only sales of silver will be those needed to pay the Sponsor’s Fee and that the price of silver and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the Trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of silver represented by each Share.

Year
	1	2	3
Hypothetical silver price per ounce	$	$	$
Sponsor’s Fee	$	$	$
Shares of Trust, beginning Ounces of silver in Trust, beginning Beginning adjusted net asset value of the Trust	$	$	$
Ounces of silver to be sold to cover the Sponsor’s Fee
Ounces of silver in Trust, ending
Ending adjusted net asset value of the Trust	$	$	$
Ending NAV	$	$	$

DESCRIPTION OF THE TRUST

The Trust is an investment trust, formed on [  ] under New York law pursuant to the Trust Agreement. The Trust holds silver and is expected from time to time to issue Baskets in exchange for deposits of silver and to distribute silver in connection with redemptions of Baskets. The investment objective of the Trust is for the Shares to reflect the performance of the price of silver bullion, less the Trust’s expenses. The Sponsor believes that, for many investors, the Shares will represent a cost-effective investment relative to traditional means of investing in silver. The material terms of the Trust Agreement are discussed under “Description of the Trust Agreement.” The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust. The Trust is not managed like a corporation or an active investment vehicle. The silver held by the Trust will only be sold (1) on an as-needed basis to pay Trust expenses, (2) in the event the Trust terminates and liquidates its assets, or (3) as otherwise required by law or regulation. The sale of silver by the Trust is a taxable event to Shareholders. See “United States Federal Tax Consequences—Taxation of US Shareholders.”

The Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. The Trust will not hold or trade in commodity futures contracts regulated by the CEA, as administered by the CFTC. The Trust is not a commodity pool for purposes of the CEA, and none of the Sponsor, or the Trustee is subject to regulation as a commodity pool operator or a commodity trading adviser in connection with the Shares.

The Trust expects to create and redeem Shares from time to time but only in Baskets (a Basket equals a block of [  ] Shares). The number of outstanding Shares is expected to increase and decrease from time to time as a result of the creation and redemption of Baskets. The creation and redemption of Baskets requires the delivery to the Trust or the distribution by the Trust of the amount of silver and any cash represented by the Baskets being created or redeemed. The total amount of silver and any cash required for the creation of Baskets will be based on the combined NAV of the number of Baskets being created or redeemed. The initial amount of silver required for deposit with the Trust to create Shares is [  ] ounces per Basket. The number of ounces of silver required to create a Basket or to be delivered upon a redemption of a Basket will gradually decrease over time. This is because the Shares comprising a Basket will represent a decreasing amount of silver due to the sale of the Trust’s silver to pay the Trust’s expenses. Baskets may be created or redeemed only by Authorized Participants, who will pay a transaction fee of [  ] for each order to create or redeem Baskets. Authorized Participants may sell to other investors all or part of the Shares included in the Baskets they purchase from the Trust. See “Plan of Distribution.”

The Trustee will determine the NAV of the Trust on each day that the [  ] is open for regular trading, at the earlier of the London Fix for such day or 12:00 noon New York time. The NAV of the Trust is the aggregate value of the Trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the Trust’s NAV, the Trustee will value the silver held by the Trust based on the London Fix price for an ounce of silver. The Trustee will also determine the NAV per Share. If on a day when the Trust’s NAV is being calculated the London Fix is not available or has not been announced by 12:00 noon New York time, the silver price from the next most recent London Fix will be used, unless the Trustee determines that such price is inappropriate to use.

The Trust’s assets will consist of allocated silver bullion, silver credited to an unallocated silver account and, from time to time, cash, which will be used to pay expenses. Except for the transfer of silver in or out of the Trust Unallocated Account in connection with the creation or redemption of Baskets or upon a sale of silver to pay the Trust’s expenses, it is anticipated that only a small amount of unallocated silver will be held in the Trust Unallocated Account. Cash held by the Trust will not generate any income. Each Share will represent a proportional interest, based on the total number of Shares outstanding, in the silver and any cash held by the Trust, less the Trust’s liabilities (which include accrued but unpaid fees and expenses). The Sponsor expects that the secondary market trading price of the Shares will fluctuate over time in response to the price of silver. In addition, the Sponsor expects that the trading price of the Shares will reflect the estimated accrued but unpaid expenses of the Trust.

Investors may obtain on a 24-hour basis silver pricing information based on the spot price for an ounce of silver from various financial information service providers. Current spot prices are also generally available with bid/ask spreads from silver bullion dealers. In addition, the Trust’s website will provide ongoing pricing information for silver spot prices and the Shares. Market prices for the Shares will be available from a variety of sources including brokerage firms, information websites and other information service providers. The NAV of the Trust will be published by the Sponsor on each day that the [  ] is open for regular trading and will be posted on the Trust’s website.

The Trust has no fixed termination date.

THE SPONSOR

The Sponsor is a Delaware limited liability company and was formed on November 24, 2008. The Sponsor’s office is located at 555 California Street, Suite 2900, San Francisco, California 94104. Under the Delaware Limited Liability Company Act and the governing documents of the Sponsor, the sole member of the Sponsor, ETF Securities Limited, is not responsible for the debts, obligations and liabilities of the Sponsor solely by reason of being the sole member of the Sponsor.

The Sponsor’s Role

The Sponsor will arrange for the creation of the Trust, the registration of the Shares for their public offering in the United States and the listing of the Shares on the [  ]. The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee’s monthly fee, the custodian’s fee, exchange listing fees, SEC registration fees, printing and mailing costs, audit fees and up to $100,000 per annum in legal expenses. The Sponsor will also pay the costs of the Trust’s organization and the initial sale of the Shares, including the applicable SEC registration fees.

The Sponsor will not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor may remove the Trustee and appoint a successor Trustee if the Trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $[  ]million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within thirty days. The Sponsor also has the right to replace the Trustee during the 90 days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, on the [  ] anniversary of the creation of the Trust or on any subsequent [  ] anniversary thereafter.

The Sponsor also has the right to approve any new or additional Custodian that the Trustee may wish to appoint.

The Sponsor will (1) develop a marketing plan for the Trust on an ongoing basis, (2) prepare marketing materials regarding the Shares, including the content of the Trust’s website and (3) execute the marketing plan for the Trust.

THE TRUSTEE

[  ], a banking corporation organized under the laws of the State of New York with trust powers, will serve as the Trustee. [  ] has a trust office at _________________. [  ] is subject to supervision by the New York State Banking Department and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket composition, NAV of the Trust, transaction fees and the names of the parties that have each executed a Participant Agreement may be obtained from [  ]. A copy of the Trust Agreement is available for inspection at [  ]’s trust office identified above. Under the Trust Agreement, the Trustee is required to maintain capital, surplus and undivided profits of $ __ million.

The Trustee’s Role

The Trustee is generally responsible for the day-to-day administration of the Trust, including keeping the Trust’s operational records. The Trustee’s principal responsibilities include (1) selling the Trust’s silver as needed to pay the Trust’s expenses (silver sales are expected to occur approximately monthly in the ordinary course), (2) calculating the NAV of the Trust and the NAV per Share, (3) receiving and processing orders from Authorized Participants to create and redeem Baskets and coordinating the processing of such orders with the Custodian and DTC, and (4) monitoring the Custodian. If the Trustee determines that maintaining silver with the Custodian is not in the best interest of the Trust, the Trustee must so advise the Sponsor, who may direct the Trustee to take certain actions in respect of the Custodian. In the absence of such instructions, the Trustee may initiate action to remove the silver from the Custodian. The ability of the Trustee to monitor the performance of the Custodian may be limited because under the Custody Agreements the Trustee may, only up to twice a year, visit the premises of the Custodian for the purpose of examining the Trust’s silver and certain related records maintained by the Custodian. In addition, the Trustee has no right to visit the premises of any subcustodian for the purposes of examining the Trust’s silver or any records maintained by the subcustodian, and no subcustodian is obligated to cooperate in any review the Trustee may wish to conduct of the facilities, procedures, records or creditworthiness of such subcustodian.

The Trustee intends to regularly communicate with the Sponsor to monitor the overall performance of the Trust. The Trustee, along with the Sponsor, will liaise with the Trust’s legal, accounting and other professional service providers as needed. The Trustee will assist and support the Sponsor with the preparation of all periodic reports required to be filed with the SEC on behalf of the Trust.

The Trustee’s monthly fees will be paid by the Sponsor.

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell silver or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE CUSTODIAN

[  ] will serve as the Custodian of the Trust’s silver. [  ] is a national banking association organized under the laws of the United States of America. [  ] is subject to supervision by the Federal Reserve Bank of New York and the Federal Deposit Insurance Corporation. [  ] custodian office is located at ___________. In addition to supervision and examination by the US federal banking authorities, [  ] London custodian operations are subject to supervision by the FSA.

The Custodian’s Role

The Custodian is responsible for safekeeping for the Trust silver deposited with it by Authorized Participants in connection with the creation of Baskets. The Custodian is also responsible for selecting its direct subcustodians, if any. The Custodian facilitates the transfer of silver in and out of the Trust through the unallocated silver accounts it will maintain for each Authorized Participant and the unallocated and allocated silver accounts it will maintain for the Trust. The Custodian is responsible for allocating specific bars of silver bullion to the Trust’s allocated silver account. The Custodian will provide the Trustee with regular reports detailing the silver transfers in and out of the Trust’s unallocated and allocated silver accounts and identifying the silver bars held in the Trust’s allocated silver account.

The Custodian’s fees will be paid by the Sponsor.

The Custodian and its affiliates may from time to time act as Authorized Participants or purchase or sell silver or Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

DESCRIPTION OF THE SHARES

General

The Trustee is authorized under the Trust Agreement to create and issue an unlimited number of Shares. The Trustee will create Shares only in Baskets (a Basket equals a block of ___,000 Shares) and only upon the order of an Authorized Participant. The Shares represent units of fractional undivided beneficial interest in and ownership of the Trust and have no par value. Any creation and issuance of Shares above the amount registered on the registration statement of which this prospectus is a part will require the registration of such additional Shares.

Description of Limited Rights

The Shares do not represent a traditional investment and you should not view them as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. As a Shareholder, you will not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring “oppression” or “derivative” actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which Shareholders may vote under the Trust Agreement. The Shares do not entitle their holders to any conversion or pre-emptive rights, or, except as provided below, any redemption rights or rights to distributions.

Distributions

First, if the Trust is terminated and liquidated, the Trustee will distribute to the Shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the Trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. Shareholders of record on the record date fixed by the Trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

Voting and Approvals

Under the Trust Agreement, Shareholders have no voting rights, except in limited circumstances. Shareholders holding at least 75% of the Shares outstanding may vote to remove the Trustee. The Trustee may terminate the Trust upon the agreement of Shareholders owning at least 75% of the outstanding Shares. In addition, certain amendments to the Trust Agreement require 51% or unanimous consent of the outstanding Shares.

Redemption of the Shares

The Shares may only be redeemed by or through an Authorized Participant and only in Baskets. See “Creation and Redemption of Shares” for details on the redemption of the Shares.

Book-Entry Form

Individual certificates will not be issued for the Shares. Instead, one or more global certificates will be deposited by the Trustee with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the Shares outstanding at any time. Under the Trust Agreement, Shareholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the Shares through DTC Participants or Indirect Participants. The Shares are only transferable through the book-entry system of DTC. Shareholders who are not DTC Participants may transfer their Shares through DTC by instructing the DTC Participant holding their Shares (or by instructing the Indirect Participant or other entity through which their Shares are held) to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

CUSTODY OF THE TRUST’S SILVER

Custody of the silver bullion deposited with and held by the Trust will be provided by the Custodian at its London, England vaults, by subcustodians selected by the Custodian and by others acting on behalf of the subcustodians. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

The Custodian, as instructed by the Trustee, is authorized to accept, on behalf of the Trust, deposits of silver in unallocated form. Acting on standing instructions given by the Trustee, the Custodian will allocate silver deposited in unallocated form with the Trust by selecting bars of silver bullion for deposit to the Trust Allocated Account. All silver bullion allocated to the Trust must conform to the rules, regulations, practices and customs of the LBMA.

The process of withdrawing silver from the Trust for a redemption of a Basket will follow the same general procedure as for depositing silver with the Trust for a creation of a Basket, only in reverse. Each transfer of silver between the Trust Allocated Account and the Trust Unallocated Account connected with a creation or redemption of a Basket may result in a small amount of silver being held in the Trust Unallocated Account after the completion of the transfer. In making deposits and withdrawals between the Trust Allocated Account and the Trust Unallocated Account, the Custodian will use commercially reasonable efforts to minimize the amount of silver held in the Trust Unallocated Account as of the close of each business day. See “Creation and Redemption of Shares.”

DESCRIPTION OF THE CUSTODY AGREEMENTS

The Allocated Bullion Account Agreement between the Trustee and the Custodian establishes the Trust Allocated Account. The Unallocated Bullion Account Agreement between the Trustee and the Custodian establishes the Trust Unallocated Account. These agreements are sometimes referred to together as the “Custody Agreements” in this prospectus. The following is a description of the material terms of the Custody Agreements. As the Custody Agreements are similar in form, they are discussed together, with material distinctions between the agreements noted.

Reports

The Custodian will provide the Trustee with reports for each business day, no later than the following business day, identifying the movements of silver in and out of the Trust Allocated Account and the credits and debits of silver to the Trust Unallocated Account and containing sufficient information to identify each bar of silver held in the Trust Allocated Account and the custodian or subcustodian having possession of such bar. The Custodian will also provide the Trustee with monthly statements of account for the Trust Allocated Account and the Trust Unallocated Account as of the last business day of each month. Under the Custody Agreements, a “business day” means any day other than a day (1) when the [  ] is closed for regular trading or (2), if the transaction requires the receipt or delivery, or the confirmation of receipt or delivery, of silver in the United Kingdom or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London silver market is closed or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London silver market is, not open for a full business day and the transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day.

The Custodian’s records of all deposits to and withdrawals from, and all debits and credits to, the Trust Allocated Account and the Trust Unallocated Account which are to occur on a business day, and all end of business day account balances in the Trust Allocated Account and Trust Unallocated Account, are stated as of the close of the Custodian’s business (usually 4:00 PM London time) on such business day.

Subcustodians

Under the Allocated Bullion Account Agreement, the Custodian may select subcustodians to perform temporarily any of its duties, including holding silver for it. These subcustodians may in turn select other subcustodians to temporarily perform their duties, including holding silver for them, but the Custodian is not responsible for (and therefore has no liability in relation to) the selection of those other subcustodians. The Allocated Bullion Account Agreement requires the Custodian to use reasonable care in selecting any subcustodian and provides that, except for the Custodian’s obligation to use commercially reasonable efforts to obtain delivery of silver held by subcustodians when necessary, the Custodian will not be liable for the acts or omissions, or for the solvency, of any subcustodian that it selects unless the selection of that subcustodian was made negligently or in bad faith. The subcustodians selected and used by the Custodian as of the date of this prospectus are: _______, ____________ and ___________. The Allocated Bullion Account Agreement provides that the Custodian will notify the Trustee if it selects any additional subcustodians or stops using any subcustodian it has previously selected.

Location and Segregation of Silver; Access

Silver held for the Trust Allocated Account by the Custodian will be held at the Custodian’s London vault. Silver temporarily held by the Custodian’s currently selected subcustodians and by subcustodians of subcustodians may be held in vaults located in England or in other locations.

The Custodian will segregate by identification in its books and records the Trust’s silver in the Trust Allocated Account from any other silver which it owns or holds for others and will require the subcustodians it selects to so segregate the Trust’s silver held by them. This requirement reflects the current custody practice in the London bullion market, and under the Allocated Bullion Account Agreement, the Custodian is deemed to have communicated such requirement by virtue of its participation in the London bullion market. The Custodian’s books and records will identify every bar of silver held in the Trust Allocated Account in its own vault by refiner, assay or fineness, serial number and gross and fine weight. Subcustodians selected by the Custodian are expected to identify in their books and records each bar of silver held for the Custodian by serial number and such subcustodians may use other identifying information.

The Trustee may, upon reasonable notice, visit the Custodian’s premises up to twice a year and examine the Trust’s silver held there and the Custodian’s records concerning the Trust Allocated Account and the Trust Unallocated Account. The Trust’s independent auditors may also visit the Custodian’s premises in connection with their audit of the financial statements of the Trust. Visits will not be allowed when no silver of the Trust is held in the Custodian’s vault.

Transfers into the Trust Unallocated Account

The Custodian will credit to the Trust Unallocated Account the amount of silver it receives from the Trust Allocated Account, an Authorized Participant Unallocated Account or from other third party unallocated accounts for credit to the Trust Unallocated Account. Unless otherwise agreed by the Custodian in writing, the only silver the Custodian will accept in physical form for credit to the Trust Unallocated Account is silver that the Trustee has transferred from the Trust Allocated Account.

Transfers from the Trust Unallocated Account

The Custodian will transfer silver from the Trust Unallocated Account only in accordance with the Trustee’s instructions to the Custodian. A transfer of silver from the Trust Unallocated Account may only be made (1) by transferring silver to a third party unallocated account; (2) by transferring silver to the Trust Allocated Account; (3) by transferring silver in connection with a sale to pay the Sponsor’s Fee or other expenses of the Trust or in connection with the liquidation of the Trust; or (4) by either (A) making silver available for collection at the Custodian’s vault premises or at such other location as the Custodian may specify or (B), if separately agreed, delivering the silver to such location as the Custodian and the Trustee agree at the Trust’s expense and risk. Any silver made available in physical form will be in a form which complies with the rules, regulations, practices and customs of the LBMA, the Bank of England or any applicable regulatory body (Custody Rules) or in such other form as may be agreed between the Trustee and the Custodian, and in all cases will comprise one or more whole silver bars selected by the Custodian.

The Custodian will use commercially reasonable efforts to transfer silver from the Trust Unallocated Account to the Trust Allocated Account by 2 PM London time on each business day. In doing so, the Custodian shall identify bars or ingots of a weight most closely approximating, but not exceeding, the balance in the Unallocated Account and shall transfer such weight from the Unallocated Account to the Allocated Account.

Transfers into the Trust Allocated Account

The Custodian will receive transfers of silver into the Trust Allocated Account only at the Trustee’s instructions given pursuant to the Unallocated Bullion Account Agreement by debiting silver from the Trust Unallocated Account and crediting such silver to the Trust Allocated Account.

Transfers from the Trust Allocated Account

The Custodian will transfer silver from the Trust Allocated Account only in accordance with the Trustee’s instructions. Generally, the Custodian will transfer silver from the Trust Allocated Account only by debiting silver from the Trust Allocated Account and crediting the silver to the Trust Unallocated Account.

Right to Refuse Transfers or Amend Transfer Procedures

The Custodian may refuse to accept transfers of silver to the Trust Unallocated Account, amend the procedures for transferring silver to or from the Trust Unallocated Account or for the physical withdrawal of silver from the Trust Unallocated Account or the Trust Allocated Account or impose such additional procedures in relation to the transfer of silver to or from the Trust Unallocated Account as the Custodian may from time to time consider appropriate. The Custodian will notify the Trustee within a commercially reasonable time before the Custodian amends these procedures or imposes additional ones, and, in doing so, the Custodian will consider the Trustee’s need to communicate any changes to Authorized Participants and others.

The Custodian receives no fee under the Unallocated Bullion Account Agreement.

Trust Unallocated Account Credit and Debit Balances

No interest will be paid by the Custodian on any credit balance to the Trust Unallocated Account. Unless otherwise agreed to by the Trustee and the Custodian, the Trustee may not maintain a negative balance in the Trust Unallocated Account.

Exclusion of Liability

The Custodian will use reasonable care in the performance of its duties under the Custody Agreements and will only be responsible for any loss or damage suffered by the Trust as a direct result of any negligence, fraud or willful default in the performance of its duties. The Custodian’s liability under the Allocated Bullion Account Agreement is further limited to the market value of the silver held in the Trust Allocated Account at the time such negligence, fraud or willful default is discovered by the Custodian, provided that the Custodian promptly notifies the Trustee of its discovery. The Custodian’s liability under the Unallocated Bullion Account Agreement is further limited to the amount of the silver credited to the Trust Unallocated Account at the time such negligence, fraud or willful default is discovered by the Custodian, provided that the Custodian promptly notifies the Trustee of its discovery.

Furthermore, the Custodian has no duty to make or take or to require any subcustodian selected by it to make or take any special arrangements or precautions beyond those required by the Custody Rules or as specifically set forth in the Custody Agreements.

Indemnity

The Trust will, solely out of the Trust’s assets, indemnify the Custodian and each of its officers, directors, employees and affiliates (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which the Custodian or any such officer, director, employee or affiliate may suffer or incur in connection with the Custody Agreements, except to the extent that such sums are due directly to the Custodian’s or such officer’s, director’s, employer’s or affiliate’s negligence, willful default or fraud.

Insurance

The Custodian will maintain such insurance for its business, including its bullion and custody business, as it deems appropriate in connection with its custodial and other obligations and will be responsible for all costs, fees and expenses arising from the insurance policy or policies attributable to its relationship with the Trust. The Trustee and the Sponsor may, subject to confidentiality restrictions, review this insurance coverage from time to time upon reasonable prior notice.

Force Majeure

The Custodian will not be liable for any delay in performance or any non-performance of any of its obligations under the Custody Agreements by reason of any cause beyond its reasonable control, including acts of God, war or terrorism.

Termination

The Trustee and the Custodian may each terminate any Custody Agreement upon 90 business days’ prior notice, provided that the Custody Agreements may not be terminated prior to [  ] unless the Trust is terminated. The Custody Agreements may be terminated by the Custodian or the Trust upon written notice effective immediately in the event that (1) it becomes unlawful for either party to have entered into the agreement or to provide or receive the services thereunder or (2) either party determines in its sole view that the other party is insolvent or faces impending insolvency. If either the Allocated Bullion Account Agreement or the Unallocated Bullion Account Agreement is terminated, the other agreement automatically terminates.

If redelivery arrangements for the silver held in the Trust Allocated Account are not made, the Custodian may continue to store the silver and charge storage fees and expenses incurred by the

Custodian, and, after six months from the termination date, the Custodian may sell the silver and account to the Trustee for the proceeds, less any amounts due to the Custodian under the Allocated Bullion Account Agreement. If arrangements for transfer or repayment, as the case may be, of the balance in the Trust Unallocated Account are not made, the Custodian may continue to charge expenses incurred by the Custodian, and, after six months from the termination date, the Custodian may close the Trust Unallocated Account and account to the Trustee for the proceeds, less any amounts due to the Custodian under the Unallocated Account Bullion Agreement.

Governing Law

The Custody Agreements are governed by English law. The Trustee and the Custodian both consent to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the borough of Manhattan in New York City. Such consent is not required for any person to assert a claim of New York jurisdiction over the Trustee or the Custodian.

CREATION AND REDEMPTION OF SHARES

The Trust will create and redeem Shares from time to time, but only in one or more Baskets (a Basket equals a block of ____,000 Shares). The creation and redemption of Baskets will only be made in exchange for the delivery to the Trust or the distribution by the Trust of the amount of silver and any cash represented by the Baskets being created or redeemed, the amount of which will be based on the combined NAV of the number of Shares included in the Baskets being created or redeemed determined on the day the order to create or redeem Baskets is properly received.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. Authorized Participants must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, which are not required to register as broker-dealers to engage in securities transactions, and (2) participants in DTC. To become an Authorized Participant, a person must enter into a Participant Agreement with the Sponsor and the Trustee. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of the silver and any cash required for such creations and redemptions. The Participant Agreement and the related procedures attached thereto may be amended by the Trustee and the Sponsor, without the consent of any Shareholder or Authorized Participant. Authorized Participants will pay a transaction fee of $____ to the Trustee for each order they place to create or redeem one or more Baskets. Authorized Participants who make deposits with the Trust in exchange for Baskets will receive no fees, commissions or other form of compensation or inducement of any kind from either the Sponsor or the Trust, and no such person has any obligation or responsibility to the Sponsor or the Trust to effect any sale or resale of Shares.

Authorized Participants are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Prior to initiating any creation or redemption order, an Authorized Participant must have entered into an agreement with the Custodian to establish an Authorized Participant Unallocated Account in London (Participant Unallocated Bullion Account Agreement). Authorized Participant Unallocated Accounts may only be used for transactions with the Trust. Silver held in Authorized Participant Unallocated Accounts is not segregated from the Custodian’s assets, as a consequence of which an Authorized Participant will have no proprietary interest in any specific bars of silver held by the Custodian. Credits to its Authorized Participant Unallocated Account are therefore at risk of the Custodian’s insolvency. No fees will be charged by the Custodian for the use of the Authorized Participant Unallocated Account as long as the Authorized Participant Unallocated Account is used solely for silver transfers to and from the Trust Unallocated Account and the Custodian (or one of its affiliates) receives compensation for maintaining the Trust Allocated Account. Authorized Participants should be aware that the Custodian’s liability threshold under the Participant Unallocated Bullion Account Agreement is gross negligence, not negligence, which is the Custodian’s liability threshold under the Trust’s Custody Agreements.

As the terms of the Participant Unallocated Bullion Account Agreement differ in certain respects from the terms of the Trust’s Unallocated Bullion Account Agreement, potential Authorized Participants should review the terms of the Participant Unallocated Bullion Account Agreement carefully. The form of Participant Unallocated Bullion Account Agreement is attached as an attachment to the Participant Agreement. A copy of the Participant Agreement may be obtained by potential Authorized Participants from the Trustee.

Certain Authorized Participants are expected to have the facility to participate directly in the silver bullion market and the silver futures market. In some cases, an Authorized Participant may from time to time acquire silver from or sell silver to its affiliated silver trading desk, which may profit in these instances. The Sponsor believes that the size and operation of the silver bullion market make it unlikely that an Authorized Participant’s direct activities in the silver or securities markets will impact the price of silver or the price of the Shares. Each Authorized Participant will be registered as a broker-dealer under the Securities Exchange Act of 1934 (Exchange Act) and regulated by FINRA or will be exempt from being or otherwise will not be required to be so regulated or registered, and will be qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Participants will be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. An order for one or more Baskets may be placed by an Authorized Participant on behalf of multiple clients. As of the date of this prospectus, [  ], [  ], and [  ] have each signed a Participant Agreement with the Trust and, upon the effectiveness of such agreement, may create and redeem Baskets as described above. Persons interested in purchasing Baskets should contact the Sponsor or the Trustee to obtain the contact information for the Authorized Participants. Shareholders who are not Authorized Participants will only be able to redeem their Shares through an Authorized Participant.

All silver will be delivered to the Trust and distributed by the Trust in unallocated form through credits and debits between Authorized Participant Unallocated Accounts and the Trust Unallocated Account. Silver transferred from an Authorized Participant Unallocated Account to the Trust in unallocated form will first be credited to the Trust Unallocated Account. Thereafter, the Custodian will allocate specific bars of silver representing the amount of silver credited to the Trust Unallocated Account (to the extent such amount is representable by whole silver bars) to the Trust Allocated Account. The movement of silver is reversed for the distribution of silver to an Authorized Participant in connection with the redemption of Baskets.

All silver bullion represented by a credit to any Authorized Participant Unallocated Account and to the Trust Unallocated Account and all silver bullion held in the Trust Allocated Account with the Custodian must be of at least a minimum fineness (or purity) of 999.0 parts per 1,000 (99.9%) and otherwise conform to the rules, regulations practices and customs of the LBMA, including the specifications for a London Good Delivery Bar.

Under the Participant Agreement, the Sponsor has agreed to indemnify the Authorized Participants against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Participants may be required to make in respect of those liabilities. The Trustee has agreed to reimburse the Authorized Participants, solely from and to the extent of the Trust’s assets, for indemnification and contribution amounts due from the Sponsor in respect of such liabilities to the extent the Sponsor has not paid such amounts when due.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Trust Agreement and the form of Participant Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this prospectus is a part. The form of Participant Unallocated Bullion Account Agreement is attached as an attachment to the form of Participant Agreement. See “Where You Can Find More Information” for information about where you can obtain the registration statement.

Creation Procedures

On any business day, an Authorized Participant may place an order with the Trustee to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day (1) when the [  ] is closed for regular trading or (2), if the order requires the receipt or delivery, or the confirmation of receipt or delivery, of silver in the United Kingdom or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom or in such other jurisdiction or when the London silver market is closed or (B) when banks in the United Kingdom or in such other jurisdiction are, or the London silver market is, not open for a full business day and the transaction requires the execution or completion of procedures which cannot be executed or completed by the close of the business day. Purchase orders must be placed by 4:00 PM or the close of regular trading on the [  ], whichever is earlier. The day on which the Trustee receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Participant agrees to deposit silver with the Trust, or a combination of silver and cash, as described below. Prior to the delivery of Baskets for a purchase order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the purchase order.

Determination of required deposits

The total deposit required to create each Basket (Creation Basket Deposit) will be an amount of silver and cash, if any, that is in the same proportion to the total assets of the Trust (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is properly received as the number of Shares to be created under the purchase order is in proportion to the total number of Shares outstanding on the date the order is received. The Sponsor anticipates that in the ordinary course of the Trust’s operations a cash deposit will not be required for the creation of Baskets.

The amount of the required silver deposit is determined by dividing the number of ounces of silver held by the Trust by the number of Baskets outstanding, as adjusted for estimated accrued but unpaid fees and expenses as described in the next paragraph.

The amount of any required cash deposit is determined as follows. The estimated unpaid fees, expenses and liabilities of the Trust accrued through the purchase order date are subtracted from any cash held or receivable by the Trust as of the purchase order date. The remaining amount is divided by the number of Shares outstanding immediately before the purchase order date and then multiplied by the number of Shares being created pursuant to the purchase order. If the resulting amount is positive, this amount is the required cash deposit. If the resulting amount is negative, the amount of the required silver deposit will be reduced by the number of fine ounces of silver equal in value to that resulting amount, determined at the price of silver used in calculating the NAV of the Trust on the purchase order date. Fractions of a fine ounce of silver smaller than 0.001 of a fine ounce which are included in the silver deposit amount are disregarded. All questions as to the composition of a Creation Basket Deposit will be finally determined by the Trustee. The Trustee’s determination of the Creation Basket Deposit shall be final and binding on all persons interested in the Trust.

Delivery of required deposits

An Authorized Participant who places a purchase order is responsible for crediting its Authorized Participant Unallocated Account with the required silver deposit amount by the end of the second business day in London following the purchase order date. Upon receipt of the silver deposit amount, the Custodian, after receiving appropriate instructions from the Authorized Participant and the Trustee, will transfer on the third business day following the purchase order date the silver deposit amount from the Authorized Participant Unallocated Account to the Trust Unallocated Account and the Trustee will direct DTC to credit the number of Baskets ordered to the Authorized Participant’s DTC account. The expense and risk of delivery, ownership and safekeeping of silver until such silver has been received by the Trust shall be borne solely by the

Authorized Participant. The Trustee may accept delivery of silver by such other means as the Sponsor, from time to time, may determine to be acceptable for the Trust, provided that the same is disclosed in a prospectus relating to the Trust filed with the SEC pursuant to Rule 424 under the Securities Act. If silver is to be delivered other than as described above, the Sponsor is authorized to establish such procedures and to appoint such custodians and establish such custody accounts in addition to those described in this prospectus, as the Sponsor determines to be desirable.

Acting on standing instructions given by the Trustee, the Custodian will transfer the silver deposit amount from the Trust Unallocated Account to the Trust Allocated Account by transferring silver bars from its inventory to the Trust Allocated Account. The Custodian will use commercially reasonable efforts to complete the transfer of silver to the Trust Allocated Account prior to the time by which the Trustee is to credit the Basket to the Authorized Participant’s DTC account; if, however, such transfers have not been completed by such time, the number of Baskets ordered will be delivered against receipt of the silver deposit amount in the Trust Unallocated Account, and all Shareholders will be exposed to the risks of unallocated silver to the extent of that silver deposit amount until the Custodian completes the allocation process. See “Risk Factors—Silver held in the Trust’s unallocated silver account and any Authorized Participant’s unallocated silver account will not be segregated from the Custodian’s assets...”

Because silver is allocated only in multiples of whole bars, the amount of silver allocated from the Trust Unallocated Account to the Trust Allocated Account may be less than the total fine ounces of silver credited to the Trust Unallocated Account. Any balance will be held in the Trust Unallocated Account. The Custodian will use commercially reasonable efforts to minimize the amount of silver held in the Trust Unallocated Account; no more than 1100 ounces of silver (maximum weight to make one Good Delivery Bar) is expected to be held in the Trust Unallocated Account at the close of each business day.

Rejection of purchase orders

The Trustee may reject a purchase order or a Creation Basket Deposit if:

•	It determines that the purchase order or the Creation Basket Deposit is not in proper form;

•	The Sponsor believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to the Trust or its Shareholders;

•	The acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the Sponsor, be unlawful; or

•	Circumstances outside the control of the Trustee, the Sponsor or the Custodian make it, for all practical purposes, not feasible to process creations of Baskets.

None of the Trustee, the Sponsor or the Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Participant can redeem one or more Baskets will mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Trustee to redeem one or more Baskets. Redemption orders must be placed by 4:00 PM or the close of regular trading on the [  ], whichever is earlier. A redemption order so received is effective on the date it is received in satisfactory form by the Trustee. The redemption procedures allow Authorized Participants to redeem Baskets and do not entitle an individual Shareholder to redeem any Shares in an amount less than a Basket, or to redeem Baskets other than through an Authorized Participant.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Trust not later than the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Participant must also have wired to the Trustee the non-refundable transaction fee due for the redemption order.

Determination of redemption distribution

The redemption distribution from the Trust will consist of (1) a credit to the redeeming Authorized Participant’s Authorized Participant Unallocated Account representing the amount of the silver held by the Trust evidenced by the Shares being redeemed plus or minus (2) the cash redemption amount. The cash redemption amount is equal to the value of all assets of the Trust other than silver less all estimated accrued but unpaid expenses and other liabilities, divided by the number of Baskets outstanding and multiplied by the number of Baskets included in the Authorized Participant’s redemption order. The Trustee will distribute any positive cash redemption amount through DTC to the account of the Authorized Participant as recorded on DTC’s book entry system. If the cash redemption amount is negative, the credit to the Authorized Participant Unallocated Account will be reduced by the number of ounces of silver equal in value to the negative cash redemption amount, determined at the price of silver used in calculating the NAV of the Trust on the redemption order date. The Sponsor anticipates that in the ordinary course of the Trust’s operations there will be no cash distributions made to Authorized Participants upon redemptions. Fractions of a fine ounce of silver included in the redemption distribution smaller than 0.001 of a fine ounce are disregarded. Redemption distributions will be subject to the deduction of any applicable tax or other governmental charges which may be due.

Delivery of redemption distribution

The redemption distribution due from the Trust will be delivered to the Authorized Participant on the third business day following the redemption order date if, by 9:00 AM New York time on such third business day, the Trustee’s DTC account has been credited with the Baskets to be redeemed. If the Trustee’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole Baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole Baskets received if the Trustee receives the fee applicable to the extension of the redemption distribution date which the Trustee may, from time to time, determine and the remaining Baskets to be redeemed are credited to the Trustee’s DTC account by 9:00 AM New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. The Trustee is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Trustee’s DTC account by 9:00 AM New York time on the third business day following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Sponsor and the Trustee may from time to time agree upon.

The Custodian will transfer the redemption silver amount from the Trust Allocated Account to the Trust Unallocated Account and, thereafter, to the redeeming Authorized Participant’s Authorized Participant Unallocated Account. The Authorized Participant and the Trust are each at risk in respect of silver credited to their respective unallocated accounts in the event of the Custodian’s insolvency. See “Risk Factors—Silver held in the Trust’s unallocated silver account and any Authorized Participant’s unallocated silver account will not be segregated from the Custodian’s assets...”

As with the allocation of silver to the Trust Allocated Account which occurs upon a purchase order, if in transferring silver from the Trust Allocated Account to the Trust Unallocated Account in connection with a redemption order there is an excess amount of silver transferred to the Trust Unallocated Account, the excess over the silver redemption amount will be held in the Trust Unallocated Account. The Custodian will use commercially reasonable efforts to minimize the amount of silver held in the Trust Unallocated Account; no more than 1100 ounces of silver (maximum weight to make one Good Delivery Bar) is expected to be held in the Trust Unallocated Account at the close of each business day.

Suspension or rejection of redemption orders

The Trustee may, in its discretion, and will when directed by the Sponsor, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the [  ] is closed other than customary weekend or holiday closings, or trading on the [  ] is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of silver is not reasonably practicable, or (3) for such other period as the Sponsor determines to be necessary for the protection of the Shareholders. None of the Sponsor, the Trustee or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The Trustee will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fee

To compensate the Trustee for services in processing the creation and redemption of Baskets, an Authorized Participant will be required to pay a transaction fee to the Trustee of $____ per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by the Trustee with the consent of the Sponsor. The Trustee shall notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Participants are responsible for any transfer tax, sales or use tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of Baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Sponsor, the Trustee and the Trust if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

DESCRIPTION OF THE TRUST AGREEMENT

The Trust operates under the terms of the Trust Agreement, dated as of [  ] between the Sponsor and the Trustee. A copy of the Trust Agreement is available for inspection at the Trustee’s office. The following is a description of the material terms of the Trust Agreement.

The Sponsor

This section summarizes some of the important provisions of the Trust Agreement which apply to the Sponsor. For a general description of the Sponsor’s role concerning the Trust, see “The Sponsor—The Sponsor’s Role.”

Liability of the Sponsor and indemnification

The Sponsor will not be liable to the Trustee or any Shareholder for any action taken or for refraining from taking any action in good faith, or for errors in judgment or for depreciation or loss incurred by reason of the sale of any silver or other assets of the Trust. However, the preceding liability exclusion will not protect the Sponsor against any liability resulting from its own gross negligence, bad faith, willful misconduct or willful malfeasance in the performance of its duties or the reckless disregard of its obligations and duties to the Trust.

The Sponsor and its shareholders, members, directors, officers, employees, affiliates and subsidiaries will be indemnified from the Trust and held harmless against certain losses, liabilities or expenses incurred in the performance of its duties under the Trust Agreement without gross negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of the indemnified party’s obligations and duties under the Trust Agreement. Such indemnity includes payment from the Trust of the costs and expenses incurred in defending against any claim or liability under the Trust Agreement. Under the Trust Agreement, the Sponsor may be able to seek indemnification from the Trust for payments it makes in connection with the Sponsor’s activities under the Trust Agreement to the extent its conduct does not disqualify it from receiving such indemnification under the terms of the Trust Agreement. The Sponsor shall also be indemnified from the Trust and held harmless against any loss, liability or expense arising under the Distribution Agreement, or any Participant Agreement insofar as such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided to the Sponsor by the Trustee. Any amounts payable to the Sponsor will be secured by a lien on the Trust.

Resignation of the Sponsor; successor sponsors

The Sponsor may resign its position as Sponsor at any time by delivering to the Trustee an executed instrument of resignation. The resignation will not become effective until the earlier of the time when (1) the Trustee appoints a successor sponsor to assume, with appropriate compensation from the Trust, the duties and obligations of the Sponsor, (2) the Trustee agrees to act as Sponsor without appointing a successor sponsor, or (3) if a successor sponsor has not been found within 60 days following the date the instrument of resignation was delivered, the date the Trustee terminates and liquidates the Trust and distributes all remaining assets to DTC for distribution to DTC Participants who are then owners of Shares on the records of DTC. Any successor sponsor must be satisfactory to the Trustee. Upon effective resignation, the Sponsor will be discharged and will no longer be liable in any manner except as to acts or omissions occurring prior to such resignation, and the new sponsor will then undertake and perform all duties and be entitled to all rights and compensation as sponsor under the Trust Agreement.

If the Sponsor fails to undertake or perform or becomes incapable of undertaking or performing any of its duties required under the Trust Agreement, and the failure is not cured within 15 business days following receipt of notice from the Trustee of the failure, or if the Sponsor is adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, the Trustee may do any one or more of the following (1) appoint a successor sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the resigning Sponsor, (2) agree to act as Sponsor without appointing a successor sponsor, or (3) terminate and liquidate the Trust and distribute its remaining assets. The Trustee has no obligation to appoint a successor sponsor or to assume the duties of the Sponsor and will have no liability to any person because the Trust is terminated as described in the preceding sentence.

The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor, if at the time of the transfer the successor assumes all of the obligations of the Sponsor under the Trust Agreement. In such an event, the Sponsor will then be relieved of all further liability under the Trust Agreement.

The Trustee

This section summarizes some of the important provisions of the Trust Agreement which apply to the Trustee. For a general description of the Trustee’s role concerning the Trust, see “The Trustee—The Trustee’s Role.”

Qualifications of the Trustee

The Trustee and any successor trustee must be (1) a bank, trust company, corporation or national banking association organized and doing business under the laws of the United States or any of its states, and authorized under such laws to exercise corporate trust powers, (2) a participant in DTC or such other securities depository as shall then be acting and (3), unless counsel to the Sponsor, the appointment of which is acceptable to the Trustee, determines that such requirement is not necessary for the exception under section 408(m)(3)(B) of the United States Internal Revenue Code of 1986, as amended (Code), to apply, a banking institution as defined in Code section 408(n). The Trustee and any successor trustee must have, at all times, an aggregate capital, surplus, and undivided profits of not less than $ [  ] million.

General duty of care of Trustee

The Trustee will not be under any duty to give the property held by it under the Trust Agreement any greater degree of care than it gives its own similar property.

Limitation on Trustee’s liability

The Trustee will not be liable for the disposition of silver or moneys, or in respect of any evaluation which it makes under the Trust Agreement or otherwise, or for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties under the Trust Agreement in the absence of gross negligence or willful misconduct on its part. In no event will the Trustee be liable for acting in accordance with or conclusively relying upon any instruction, notice, demand, certificate or document from the Sponsor, an Authorized Participant or any entity acting on their behalf which the Trustee believes is given as authorized by the Trust Agreement. In addition, the Trustee will not be liable for any delay in performance or for the non-performance of any of its obligations under the Trust Agreement by reason of causes beyond its reasonable control, including acts of God, war or terrorism. The Trustee will not be liable for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, or for an amount in excess of the value of the Trust’s assets.

Trustee’s liability for custodial services and agents

The Trustee will not be answerable for the default of the Custodian or any other custodian of the Trust’s silver employed at the direction of the Sponsor or selected by the Trustee with reasonable care. The Trustee may also employ custodians for Trust assets other than silver, agents, attorneys, accountants, auditors and other professionals and shall not be answerable for the default or misconduct of any of them if they were selected with reasonable care. The fees and expenses charged by custodians for the custody of silver and related services, agents, attorneys, accountants, auditors or other professionals, and expenses reimbursable to any custodian under a custody agreement authorized by the Trust Agreement, exclusive of fees for services to be performed by the Trustee, will be expenses of the Trust. Fees paid for the custody of assets other than silver will be an expense of the Trustee.

Taxes

The Trustee will not be personally liable for any taxes or other governmental charges imposed upon the silver or its custody, moneys or other Trust assets, or on the income therefrom or the sale or proceeds of the sale thereof, or upon it as Trustee or upon or in respect of the Trust or the Shares. For all such taxes and charges and for any expenses, including counsel’s fees, which the Trustee may sustain or incur with respect to such taxes or charges, the Trustee will be reimbursed and indemnified out of the Trust’s assets and the payment of such amounts shall be secured by a lien on the Trust.

Indemnification of the Trustee

The Trustee and its directors, shareholders, officers, employees, agents and affiliates will be indemnified from the Trust’s assets against any loss, liability or expense (1) in connection with the acceptance or administration of the Trust and any actions taken in accordance with the Trust Agreement or the administration of the Trust or in connection with any offer or sale of Shares incurred without (A) gross negligence, bad faith, willful misconduct and willful malfeasance on the part of the indemnified party and without (B) reckless disregard on the part of the indemnified party of its obligations and duties under the Trust Agreement or (2) related to any filings or submissions, or the failure to make any filings or submissions, with the SEC concerning the Shares, except where the loss, liability or expense arises out of any written information provided by the Trustee to the Sponsor for any such filings or submissions. Such indemnity shall include payment from the Trust of the costs and expenses incurred by the indemnified party in investigating or defending itself against any claim or liability. Any amounts payable to an indemnified party may be payable in advance or will be secured by a lien on the Trust.

Indemnity for actions taken to protect the Trust

The Trustee is under no obligation to appear in, prosecute or defend any action that in its opinion may involve it in expense or liability, unless it is furnished with reasonable security and indemnity against the expense or liability. The Trustee’s costs resulting from the Trustee’s appearance in, prosecution of or defense of any such action are deductible from and will constitute a lien against the Trust’s assets. Subject to the preceding conditions, the Trustee shall, in its discretion, undertake such action as it may deem necessary to protect the Trust and the rights and interests of all Shareholders pursuant to the terms of the Trust Agreement.

Protection for amounts due to Trustee

If any fees or costs owed to the Trustee under the Trust Agreement are not paid when due by the Sponsor, the Trustee may sell or otherwise dispose of any Trust assets (including silver) and pay itself from the proceeds. As security for all obligations owed to the Trustee under the Trust Agreement, the Sponsor, each Authorized Participant and each Shareholder grants the Trustee a continuing security interest in, and a lien on, the Trust’s assets and all Trust distributions.

Holding of Trust property other than silver

The Trustee will hold and record the ownership of the Trust’s assets in such a manner so that they will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Trustee or its creditors, except a claim for payment of services, advances, indemnities and expenses by the Trustee in providing services as trustee or, in the case of cash deposits held by the Trustee, liens or rights in favor of creditors of the Trustee arising under bankruptcy, insolvency or similar laws.

The Trustee will hold any money the Trust receives, without interest, as a deposit for the account of the Trust in accordance with the provisions of the Trust Agreement, until it is required to be disbursed. Any Trust assets other than silver or cash will be held by the Trustee either directly or through the Federal Reserve Treasury Book Entry System for United States and federal agency securities (Book Entry System), DTC, or through any other clearing agency or similar system (Clearing Agency), if available. The Trustee will have no responsibility or liability for the actions or omissions of the Book Entry System, DTC or any Clearing Agency. The Trustee shall not be liable for ascertaining or acting upon any calls, conversions, exchange offers, tenders, interest rate changes, or similar matters relating to securities held at DTC.

Resignation, discharge or removal of Trustee; successor trustees

The Trustee may resign by executing an instrument of resignation, filing it with the Sponsor, and mailing a copy of a notice of its resignation to all DTC Participants for distribution to the Shareholders not less than 90 days before the date when the resignation is to take effect.

The Sponsor may remove the Trustee and appoint a successor trustee if it determines that (1) the Trustee is guilty of willful misconduct or malfeasance or willful disregard of its duties under the Trust Agreement, (2) the Trustee has acted in bad faith in performing its duties under the Trust Agreement, (3) there has occurred a material deterioration in the creditworthiness of the Trustee or (4) there has occurred one or more negligent acts or omissions on the part of the Trustee which have a material adverse effect, either singly or together, on the Trust or the interests of the Shareholders and the Trustee has not, within 15 days of receipt of the Sponsor’s notice of such material adverse effect, (A) cured such material adverse effect or responded to the notice explaining the steps it will take to cure such material adverse effect and cures such material adverse effect within 30 days from the date of the notice and (B) established, to the Sponsor’s satisfaction, that such act or omission (or acts or omissions) will not recur. Shareholders representing at least 75% of the Shares then outstanding may at any time remove the Trustee by delivery of a written instrument to the Trustee and the Sponsor.

If the Trustee does not meet the qualification for a trustee under the Trust Agreement, fails to undertake or perform or becomes incapable of undertaking or performing any of its duties required under the Trust Agreement, and the failure is not cured within 15 business days following receipt of notice from the Sponsor of the failure, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property is appointed, or a trustee or liquidator or any public officer takes charge or control of the Trustee or of its property or affairs for the purposes of rehabilitation, conservation or liquidation, then, in any such case, the Sponsor will remove the Trustee.

Upon receiving notice of resignation or upon the removal of the Trustee, the Sponsor shall use its best efforts promptly to appoint a successor trustee in the manner and meeting the qualifications provided in the Trust Agreement, by written instrument or instruments delivered to the resigning Trustee and the successor trustee.

Any resignation or removal of a Trustee and appointment of a successor trustee will become effective upon the acceptance of appointment by the successor trustee. Notice of the appointment of a successor trustee shall be mailed promptly after acceptance of the appointment by the successor trustee to all DTC Participants for distribution to the Shareholders.

Upon effective resignation or removal, the retiring Trustee will be discharged from liability under the Trust Agreement except as to acts or omissions occurring prior to such resignation or removal.

If the Trustee is removed or resigns and no successor trustee is appointed within 60 days after the date notice of removal is received by the Trustee or the date the Trustee issues its notice of resignation, the Trustee will terminate and liquidate the Trust and distribute its remaining assets.

The Custodian and Custody of the Trust’s Silver

This section summarizes some of the important provisions of the Trust Agreement which apply to the Custodian and the custody of the Trust’s silver. For a general description of the Custodian’s role, see “The Custodian—The Custodian’s Role.” For more information on the custody of the Trust’s silver, see “Custody of the Trust’s Silver” and “Description of the Custody Agreements.”

The Trustee, on behalf of the Trust, will enter into the Custody Agreements with the Custodian under which the Custodian will maintain the Trust Allocated Account and the Trust Unallocated Account.

Before entering into the Custody Agreements, the Trustee will determine that, subject to the limitations and shortcomings that are described under “Risk Factors” and “Custody of the Trust’s Silver,” the Custody Agreements establishing the Trust Allocated Account and Trust Unallocated Account protect the Trust and the interests of the Shareholders. Prior to the initial deposit of silver with a custodian which is in addition to or in lieu of the Custodian, the Trustee will determine that the relevant custody agreement and related custody arrangements include certain provisions intended to assure the safe custody of the silver held by the custodian unless the Sponsor has permitted the Trustee in writing to enter into the relevant custody agreement without one or more of such provisions.

The Trustee is responsible for monitoring the performance of the Custodian and any successor custodian or additional custodian and for enforcing the obligations of each such custodian as is necessary to protect the Trust and the rights and interests of the Shareholders. In the event that the Trustee determines that the maintenance of silver with a particular custodian is not in the best interests of the Shareholders, the Trustee will so advise the Sponsor and take such reasonable action as the Sponsor will direct, or, if the Sponsor has not given direction within one business day, the Trustee will initiate action to remove the silver from the custody of such custodian or take such other action as the Trustee determines appropriate to safeguard the interests of the Shareholders. However, see “The Trustee—The Trustee’s Role” for a description of limitations on the ability of the Trustee to monitor the performance of the Custodian. The Trustee shall have no liability for any such action taken at the direction of the Sponsor or, in the absence of such direction, any action taken by it in good faith.

Appointment and removal of custodians

The Sponsor may direct the Trustee to employ one or more other custodians in addition to or in replacement of the Custodian, provided that the Sponsor may not direct the employment of a successor custodian or an additional custodian without the Trustee’s consent if the employment would have a material adverse effect on the Trustee’s ability to perform its duties. The Trustee may, with the prior approval of the Sponsor, also employ one or more successor or additional custodians selected by the Trustee for the safekeeping of silver and services in connection with the deposit and delivery of silver. Before silver may be placed with any additional or successor custodian, the Trustee will determine that the custody agreements applicable to the additional or successor custodian substantially satisfy certain specified requirements set forth in the Trust Agreement, unless the Sponsor has permitted the Trustee to enter into such custody agreements without satisfaction of these requirements. Investors should be aware that these requirements are different in certain respect than the requirements set forth in the Custody Agreements.

Valuation of Silver, Definition of Net asset Value and Adjusted Net Asset Value

As of the London Fix on each day that the [  ] is open for regular trading or, if there is no London Fix on such day or the London Fix has not been announced by 12:00 noon New York time on such day, as of 12:00 noon New York time on such day (Evaluation Time), the Trustee will evaluate the silver held by the Trust and determine both the ANAV and the NAV of the Trust.

At the Evaluation Time, the Trustee will value the Trust’s silver on the basis of that day’s London Fix or, if no London Fix is made on such day or has not been announced by the Evaluation Time, the next most recent London silver price fix determined prior to the Evaluation Time will be used, unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate as a basis for evaluation. In the event the Trustee and the Sponsor determine that the London Fix or last prior London fix is not an appropriate basis for evaluation of the Trust’s silver, they shall identify an alternative basis for such evaluation to be employed by the Trustee. Neither the Trustee nor the Sponsor shall be liable to any person for the determination that the London Fix or last prior London silver price fix is not appropriate as a basis for evaluation of the Trust’s silver or for any determination as to the alternative basis for such evaluation provided that such determination is made in good faith. See “Operation of the Silver Bullion Market–The London Bullion Market” for a description of the London Fix.

Once the value of the silver has been determined, the Trustee will subtract all estimated accrued but unpaid fees, expenses and other liabilities of the Trust from the total value of the silver and all other assets of the Trust (other than any amounts credited to the Trust’s reserve account, if established). The resulting figure is the ANAV of the Trust. The ANAV of the Trust is used to compute the Sponsor’s Fee.

To determine the Trust’s NAV, the Trustee will subtract the amount of estimated accrued but unpaid fees computed by reference to the ANAV of the Trust and to the value of the silver held by the Trust from the ANAV of the Trust. The resulting figure is the NAV of the Trust. The Trustee will also determine the NAV per Share by dividing the NAV of the Trust by the number of the Shares outstanding as of the close of trading on the [  ] (which includes the net number of any Shares created or redeemed on such evaluation day).

The Trustee’s estimation of accrued but unpaid fees, expenses and liabilities will be conclusive upon all persons interested in the Trust and no revision or correction in any computation made under the Trust Agreement will be required by reason of any difference in amounts estimated from those actually paid.

The Sponsor and the Shareholders may rely on any evaluation furnished by the Trustee, and the Sponsor will have no responsibility for the evaluation’s accuracy. The determinations the Trustee makes will be made in good faith upon the basis of, and the Trustee will not be liable for any errors contained in, information reasonably available to it. The Trustee will not be liable to the Sponsor, DTC, the Shareholders or any other person for errors in judgment. However, the preceding liability exclusion will not protect the Trustee against any liability resulting from willful misfeasance, willful misconduct, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties.

Other expenses

If at any time, other expenses are incurred outside the daily business of the Trust and the Sponsor’s Fee, the Trustee will at the discretion of the Sponsor or in its own discretion sell the Trust’s silver as necessary to pay such expenses. The Trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the Sponsor.

Sales of Silver

The Trustee will at the direction of the Sponsor or in its own discretion sell the Trust’s silver as necessary to pay the Sponsor’s fee. When selling silver to pay the Sponsor’s fee, the Trustee will endeavor to sell the smallest amounts of silver needed to pay expenses in order to minimize the Trust’s holdings of assets other than silver. Unless otherwise directed by the Sponsor, when selling silver the Trustee will endeavor to sell at the price established by the London Fix. The Trustee will place orders with dealers (which may include the Custodian) through which the Trustee expects to receive the most favorable price and execution of orders. The Custodian may be the purchaser of such silver only if the sale transaction is made at the next London silver price fix following the sale order. Neither the Trustee nor the Sponsor is liable for depreciation or loss incurred by reason of any sale. See “United States Federal Tax Consequences—Taxation of US Shareholders” for information on the tax treatment of silver sales.

The Trustee will also sell the Trust’s silver if the Sponsor notifies the Trustee that sale is required by applicable law or regulation or in connection with the termination and liquidation of the Trust. The Trustee will not be liable or responsible in any way for depreciation or loss incurred by reason of any sale of silver directed by the Sponsor.

Any property received by the Trust other than silver, cash or an amount receivable in cash (such as, for example, an insurance claim) will be promptly sold or otherwise disposed of by the Trustee at the direction of the Sponsor.

The Securities Depository; Book-Entry-Only System; Global Security

DTC will act as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC is expected to agree with and represent to the DTC Participants that it will administer its book-entry system in accordance with its rules and by-laws and the requirements of law.

Individual certificates will not be issued for the Shares. Instead, one or more global certificates will be signed by the Trustee and the Sponsor on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificates will evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Trust in the global certificates are made and intended for the purpose of binding only the Trust and not the Trustee or the Sponsor individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the Authorized Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants), and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants). Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase.

Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service with respect to Baskets and/or the Shares by giving notice to the Trustee and the Sponsor. Under such circumstances, the Trustee and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Trust.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because the Shares can only be held in book-entry form through DTC and DTC Participants, investors must rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about procedures and requirements for securities held in book-entry form through DTC.

Share Splits

If the Sponsor believes that the per Share price in the secondary market for Shares has fallen outside a desirable trading price range, the Sponsor may direct the Trustee to declare a split or reverse split in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket.

Books and Records

The Trustee will keep proper books of record and account of the Trust at its office located in New York or such office as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to the Trustee’s satisfaction that such person is a Shareholder upon reasonable advance notice at all reasonable times during the usual business hours of the Trustee.

The Trustee will keep a copy of the Trust Agreement on file in its office which will be available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any Shareholder.

Statements, Filings and Reports

After the end of each fiscal year, the Sponsor will cause to be prepared an annual report for the Trust containing audited financial statements. The annual report will be in such form and contain such information as will be required by applicable laws, rules and regulations and may contain such additional information which the Sponsor determines shall be included. The annual report shall be filed with the SEC and [ ] and shall be distributed to such persons and in such manner, as shall be required by applicable laws, rules and regulations.

The Sponsor is responsible for the registration and qualification of the Shares under the federal securities laws and any other securities and blue sky laws of the US or any other jurisdiction as the Sponsor may select. The Sponsor will also prepare, or cause to be prepared, and file any periodic reports or updates required under the Exchange Act. The Trustee will assist and support the Sponsor in the preparation of such reports.

The accounts of the Trust will be audited, as required by law and as may be directed by the Sponsor, by independent certified public accountants designated from time to time by the Sponsor. The accountants report will be furnished by the Trustee to Shareholders upon request.

The Trustee will make such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

The costs incurred in connection with such statements, filings and reports will be expenses of the Trust.

Fiscal Year

The fiscal year of the Trust will initially be the period ending _____ of each year. The Sponsor may select an alternate fiscal year.

Termination of the Trust

The Sponsor may, and it is anticipated that the Sponsor will, direct the Trustee to terminate and liquidate the Trust at any time after the [  ] anniversary of the Trust’s inception when the NAV of the Trust is less than $ [  ] million (as adjusted for inflation by reference to the National Consumer Price Index as described in the Trust Agreement). The Sponsor may direct the Trustee to terminate the Trust if the CFTC determines that the Trust is a commodities pool under the CEA. The Trustee may also terminate the Trust upon the agreement of Shareholders owning at least [  ]% of the outstanding Shares.

The Trustee will terminate and liquidate the Trust if any of the following events occurs:

•	DTC is unwilling or unable to perform its functions under the Trust Agreement and the Sponsor determines that no suitable replacement is available;

•	The Shares are de-listed from [ ] and are not listed for trading on another US national securities exchange within five business days from the date the Shares are de-listed;

•	The NAV of the Trust remains less than $[ ] million for a period of [ ] consecutive business days at any time after the first 90 days of the Shares being traded on the [ ];

•	The Sponsor is unable to perform its duties or becomes bankrupt or insolvent and the Trustee has not appointed a successor and has not itself agreed to act as sponsor of the Trust;

•	The Sponsor resigns and the Trustee has not appointed a successor and has not itself agreed to act as Sponsor of the Trust within 60 days from the resignation notification date;

•	The Trustee resigns or is removed and no successor trustee is appointed by the Sponsor within 60 days from the resignation or removal notification date;

•	The Custodian resigns and no successor custodian is employed within 60 days from the resignation notification date;

•	The sale of all of the Trust’s assets;

•	The Trust fails to qualify for treatment, or ceases to be treated, for US federal income tax purposes, as a grantor trust; or

•	The maximum period for which the Trust is allowed to exist under New York law ends.

The Trustee will give written notice of the termination of the Trust, specifying the date of termination, upon which DTC will no longer permit transfers, to DTC Participants for distribution to the Shareholders at least 20 days prior to the termination of the Trust. The Trustee will, within a reasonable time after the termination of the Trust, sell the Trust’s silver and, after payment of outstanding accrued fees, expenses and liabilities and establishment of any reserves deemed appropriate by the Trustee for applicable taxes, other governmental charges or contingent or future liabilities, distribute the proceeds to Shareholders. The Trustee is not required to invest any proceeds it holds for distribution to the Shareholders, unless the Sponsor directs that the proceeds will be invested pending distribution.

Amendments

The Trust Agreement can be amended by the Sponsor and the Trustee without the Shareholders’ consent in order to (1) correct any ambiguities, defects or inconsistencies in the Trust Agreement or to address other matters or questions arising under the Trust Agreement in a manner that will not materially adversely affect the interests of Shareholders as determined in good faith by the Sponsor, and (2) make any change required by the SEC. The Trust Agreement may also be amended by the Sponsor and the Trustee with the consent of Shareholders representing at least 51% of the Shares outstanding. However, the Trust Agreement may not be amended without the consent of all of the Shareholders if the amendment would (1) permit the acquisition of any asset other than silver and cash acquired in accordance with the Trust Agreement, (2) reduce the interest of any Shareholder in the Trust, or (3) reduce the percentage of Shareholders required to consent to the amendment. The Trustee shall provide each DTC Participant with copies of a notice of any amendment for the DTC Participant to distribute to the Shareholders for whom the DTC Participant holds Shares.

Governing Law; Consent to New York Jurisdiction

The Trust Agreement, and the rights of the Sponsor, the Trustee, DTC (as registered owner of the Trust’s global certificates for Shares) and the Shareholders under the Trust Agreement, are governed by the laws of the State of New York. The Sponsor, the Trustee and DTC and, by accepting Shares, each DTC Participant and each Shareholder, consents to the jurisdiction of the courts of the State of New York and any federal courts located in the borough of Manhattan in New York City. Such consent in not required for any person to assert a claim of New York jurisdiction over the Sponsor or the Trustee.

UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a US Shareholder (as defined below), and certain United States federal income tax consequences that may apply to an investment in Shares by a Non-US Shareholder (as defined below), represents, insofar as it describes conclusions as to US federal income tax law and subject to the limitations and qualifications described therein, the opinion of Katten Muchin Rosenman LLP, special United States federal tax counsel to the Sponsor. The discussion below is based on the Code, Treasury Regulations promulgated under the Code and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including broker-dealers, traders, banks and other financial institutions, insurance companies, real estate investment trusts, tax-exempt entities, Shareholders whose functional currency is not the US dollar or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” within the meaning of Code section 1221 and not as part of a straddle, hedging transaction or a conversion or constructive sale transaction. Moreover, the discussion below does not address the effect of any state, local or foreign tax law or any transfer tax on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisors with respect to all federal, state, local and foreign tax law or any transfer tax considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “US Shareholder” is a Shareholder that is:

•	An individual who is treated as a citizen or resident of the United States for US federal income tax purposes;

•	A corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	An estate, the income of which is includible in gross income for US federal income tax purposes regardless of its source; or

•

A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust.

A Shareholder that is not a US Shareholder as defined above (other than a partnership, or an entity treated as a partnership for US federal tax purposes) is generally considered a “Non-US Shareholder” for purposes of this discussion. For United States federal income tax purposes, the treatment of any beneficial owner of an interest in a partnership, including any entity treated as a partnership for United States federal income tax purposes, will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in partnerships should consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of Shares.

Taxation of the Trust

The Trust will be classified as a “grantor trust” for US federal income tax purposes. As a result, the Trust itself will not be subject to US federal income tax. Instead, the Trust’s income and expenses will “flow through” to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the Internal Revenue Service (IRS) on that basis.

Taxation of US Shareholders

Shareholders generally will be treated, for US federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation, the delivery of silver to the Trust in exchange for the underlying silver represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the silver held in the Trust will be the same as its tax basis and holding period for the silver delivered in exchange therefor. For purposes of this discussion, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their tax advisors as to the determination of the tax basis and holding period for the underlying silver related to such Shares

When the Trust sells silver, for example to pay expenses, a Shareholder generally will recognize gain or loss in an amount equal to the difference between (1) the Shareholder’s pro rata share of the amount realized by the Trust upon the sale and (2) the Shareholder’s tax basis for its pro rata share of the silver that was sold, which gain or loss will generally be long-term or short-term capital gain or loss, depending upon whether the Shareholder has a holding period in its Shares of longer than one year. A Shareholder’s tax basis for its share of any silver sold by the Trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the silver held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of silver sold, and the denominator of which is the total amount of the silver held in the Trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the silver remaining in the Trust will be equal to its tax basis for its share of the total amount of the silver held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the silver that was sold.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the silver held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (1) the amount realized pursuant to the sale of the Shares, and (2) the Shareholder’s tax basis for the portion of its pro rata share of the silver held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying silver represented by the Shares redeemed generally will not be a taxable event to the Shareholder. The Shareholder’s tax basis for the silver received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the silver held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the silver received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the silver received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the silver held in the Trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the silver held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, which is treated as the basis of the silver received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for US Shareholders who are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including silver bullion, held for more than one year are taxed at a maximum rate of 28%, rather than the 15% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the trust. Therefore, any gain recognized by an individual US Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust’s sale of any silver bullion which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual US Shareholder for one year or less or by a taxpayer other than an individual US taxpayer are generally the same as those at which ordinary income is taxed.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize gain or loss upon a sale of silver by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to further limitations under applicable provisions of the Code.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code section 851 should consult with their tax advisors concerning (1) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying silver for purposes of Code section 851(b), and (2) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code section 851.

United States Information Reporting and Backup Withholding for US and Non-US Shareholders

The Trustee or the appropriate Broker will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses, and sales of Trust assets, including, in the case of a sale of silver, the amount of proceeds attributable to each Share.

A US Shareholder may be subject to US backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-US Shareholders may have to comply with certification procedures to establish that they are not a US person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s US federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS.

Income Taxation of Non-US Shareholders

The Trust does not expect to generate taxable income except for gain (if any) upon the sale of silver. A Non-US Shareholder generally will not be subject to US federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of silver by the Trust, unless (1) the Non-US Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-US Shareholder of a trade or business in the United States and certain other conditions are met.

Taxation in Jurisdictions other than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction not being the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or Code section 4975 impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, Plans), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a

Plan. Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to (1) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument, (2) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest, (3) the Plan’s funding objectives, and (4) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

It is anticipated that the Shares will constitute “publicly-held offered securities” as defined in Department of Labor Regulations § 2510.3-101(b)(2). Accordingly, Shares purchased by a Plan, and not the Plan’s interest in the underlying silver bullion held in the Trust represented by the Shares, should be treated as assets of the Plan, for purposes of applying the “fiduciary responsibility” and “prohibited transaction” rules of ERISA and the Code.

Investment by Certain Retirement Plans

Code section 408(m) provides that the acquisition of a “collectible” by an individual retirement account (IRA) or a participant-directed account maintained under any plan that is tax-qualified under Code section 401(a) is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The Sponsor has received a private letter ruling from the IRS to the effect that a purchase of Shares by an IRA, or by a participant-directed account under a Code section 401(a) plan, will not be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code section 408(m). However, if any of the Shares so purchased are distributed from the IRA or plan account to the IRA owner or plan participant, or if any silver received by such IRA or plan account upon the redemption of any of the Shares purchased by it is distributed to the IRA owner or plan participant, the Shares or silver so distributed will be subject to federal income tax in the year of distribution, to the extent provided under the applicable provisions of Code section 408(d) or Code section 402. See also “ERISA and Related Considerations.”

PLAN OF DISTRIBUTION

In addition to, and independent of the initial purchases by the Initial Purchaser (described below), the Trust will issue Shares in Baskets to Authorized Participants in exchange for deposits of silver on a continuous basis. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, a broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares directly to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that could lead to designation as an underwriter.

Investors that purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

[  ] is the Initial Purchaser. On _________, 200_, the Initial Purchaser purchased ____,000 Shares which compose the initial Baskets. The Initial Purchaser will make a public offering of the initial Baskets. The Initial Purchaser will not receive a fee. With respect to sale of the Shares comprising the initial Baskets and in the event that the Initial Purchaser or any affiliate acts as Authorized Participant, it may receive commissions/fees from investors who purchase Shares.

The Trust will not bear any expenses in connection with the offering or sales of the initial Baskets of Shares.

The Sponsor has agreed to indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Initial Purchaser may be required to make in respect thereof.

The offering of Baskets is being made in compliance with Conduct Rule 2810 of FINRA. Accordingly, the Initial Purchaser will not make any sales to any account over which it has discretionary authority without the prior written approval of a purchaser of Shares.

The Initial Purchaser will not act as an Authorized Participant with respect to the initial Baskets, and its activities with respect to the initial Baskets will be distinct from those of an Authorized Participant.

Each Authorized Participant including the Initial Purchaser has represented, warranted and agreed that:

[To be provided]

The Shares will trade on the [  ] under the symbol “[  ].”

LEGAL MATTERS

The validity of the Shares will be passed upon for the Sponsor by Katten Muchin Rosenman LLP, New York, New York, who, as special US tax counsel to the Trust, will also render an opinion regarding the material federal income tax consequences relating to the Shares.

EXPERTS

The financial statement included in this prospectus and included elsewhere in the registration statement has been audited by [  ] an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Sponsor has filed on behalf of the Trust a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the

Trust or the Shares, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about the Trust and the Shares can also be obtained from the Trust’s website. The internet address of the Trust’s website will be www.etfsecurites.com. This internet address is only provided here as a convenience to you to allow you to access the Trust’s website, and the information contained on or connected to the Trust’s website is not part of this prospectus or the registration statement of which this prospectus is part.

The Trust is subject to the informational requirements of the Exchange Act and the Sponsor, on behalf of the Trust, will file quarterly and annual reports and other information with the SEC. The Sponsor will file an updated prospectus annually for the Trust pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, DC 20548 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, DC 20548, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

Report of Independent Registered Public Accounting Firm

[To be provided by amendment]

F-1

Statement of Financial Condition

[To be provided by amendment]

F-2

ETFS Silver Trust

___,000 ETFS Silver Shares

PROSPECTUS

______________, 200_

Until ______, 200_ (25 calendar days after the date of this prospectus), all dealers effecting transactions in the Shares, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

TABLE OF CONTENTS

Item 13. Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. Except for the registration fee payable to the Securities and Exchange Commission, which is included in the “Registration fees” section below, all such expenses are estimated:

Registration fees		$18,590
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Insurance	$	*
Accounting	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any members, managers or other persons against any and all claims and demands whatsoever, subject to any standards and restrictions set forth in the limited liability company agreement of the limited liability company.

Section 18 of the Sponsor’s Amended and Restated Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, a member or officer of the Sponsor shall be entitled to indemnification from the Sponsor for any loss, damage or claim incurred by the member or officer for any act or omission performed or omitted by the member or officer in good faith on behalf of the Sponsor and in a manner reasonably believed to be within the scope of the authority conferred on the member or officer by the Sponsor’s Amended and Restated Limited Liability Company Agreement, provided, however, that no member or officer shall be entitled to be indemnified if the loss, damage or claim was due to the member’s or officer’s fraud or willful misconduct. A member’s or officer’s reasonably incurred costs and expenses in defending pending or threatened actions, suits or proceedings will be paid in advance by the Sponsor if the member or officer provides an undertaking to repay the amounts advanced if it is ultimately determined that the member or officer is not entitled to be indemnified by the Sponsor. The indemnity and the advance of expenses is limited to the Sponsor’s assets, and no member of the Sponsor shall have personal liability for such indemnity.

Section 7.05 of the Trust Agreement provides that the Sponsor and its directors, shareholders, members, officers, employees, affiliates and subsidiaries shall be indemnified from the Trust and held harmless against any loss, liability or expense incurred by an indemnified party without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of the indemnified party arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) the indemnified party’s reckless disregard of its obligations and duties under the Trust Agreement. The indemnity shall include payment from the Trust of the indemnified party’s costs and expenses of defending itself against any claim or liability based on its capacity as Sponsor under the Trust Agreement.

Item 15. Recent Sales of Unregistered Securities.

Not applicable.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
3.1	Certificate of Formation of ETFS Services LLC (the “Sponsor”)*
3.2	Limited Liability Company Agreement of the Sponsor*
4.1	Form of Trust Agreement*
4.2	Form of Participant Agreement*
5.1	Opinion of Katten Muchin Rosenman LLP as to legality*
8.1	Opinion of Katten Muchin Rosenman LLP as to tax matters*
10.1	Form of Allocated Bullion Account Agreement*
10.2	Form of Unallocated Bullion Account Agreement*
10.3	Form of Participant Unallocated Bullion Account Agreement (included as Attachment B to the Form of Participant Agreement filed as Exhibit 4.2)*
10.4	Form of Depository Agreement*
10.7	Form of the Sponsor Funding Agreement*
23.1	Consent of [ ] LLP*
23.2	Consents of Katten Muchin Rosenman LLP are included in Exhibits 5.1 and 8.1*
24.1	Powers of attorney are included on the signature page to the Trust’s registration statement filed with the Securities and Exchange Commission on December 19, 2008.
99.1	Code of Ethics of the Sponsor*
99.2	Opinion of Katten Muchin Rosenman LLP*

*	To be supplied by amendment

(b) Financial Statement Schedules

Not applicable.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) If applicable, to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(4) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on December 18, 2008.

ETFS SERVICES LLC
Sponsor of the ETFS Silver Trust

By:	/S/ FRED JHEON Fred Jheon President and Chief Executive Officer

Each person whose signature appears below hereby constitutes Fred Jheon and Graham Tuckwell, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/S/ FRED JHEON Fred Jheon	President and Chief Executive Officer (principal executive officer)	December 18, 2008
/S/ GRAHAM TUCKWELL Graham Tuckwell	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	December 18, 2008

*	The Registrant is a trust and the persons are signing in their capacities as officers of ETFS Services LLC, the Sponsor of the Registrant.